Exhibit 2

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

ERGON ASFALTOS MEXICO HC, LLC

AND

ERGON MEXICO HC, LLC

as Buyers,

SEMMATERIALS, L.P.

AND

SEMMEXICO, L.L.C.

as Sellers

AND,

FOR THE LIMITED PURPOSES SET FORTH IN SECTION 10.15,

ERGON ASPHALT & EMULSIONS, INC.

AND

SEMGROUP CORPORATION

Dated as of January 5, 2018

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1

ARTICLE II PURCHASE AND SALE OF MEMBERSHIP INTEREST		10
2.1	Membership Interest Purchase	10
2.2	Purchase Price	10
2.3	Deposit	11
2.4	Closing	12
2.5	Conditions to Buyers’ Obligation to Close	13
2.6	Conditions to Sellers’ Obligation to Close	14

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES		15
3.1	Organization and Company Power	15
3.2	Authorization of Transactions	15
3.3	Capitalization	15
3.4	Financial Statements; Inventory; Accounts Receivable	16
3.5	Undisclosed Liabilities	16
3.6	Absence of Certain Developments	17
3.7	Title to Properties	18
3.8	Taxes	19
3.9	Contracts and Commitments	20
3.10	Transferred Proprietary Rights	22
3.11	Litigation; Proceedings	23
3.12	Brokerage	23
3.13	Governmental Licenses and Permits	23
3.14	Employees	23
3.15	Employee Benefit Plans	24
3.16	Insurance	24
3.17	Officers and Managers; Bank Accounts	25
3.18	Affiliate Transactions	25
3.19	Compliance with Laws	25
3.20	Environmental Matters	25
3.21	Indebtedness	26
3.22	Estimated Permitted Capital Expenditures	26
3.23	Customers	26
3.24	Suppliers	26
3.25	Anti-Corruption	26
3.26	Waiver of Other Representations	27

ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS		27
4.1	Authorization of Transactions	27
4.2	Brokerage	28
4.3	Litigation	28
4.4	Membership Interest	28
4.5	Governmental Authorities and Consents	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYERS		28
5.1	Organization and Corporate Power	28
5.2	Authorization of Transaction	29

i

5.3	No Violation	29
5.4	Governmental Authorities and Consents	29
5.5	Litigation	29
5.6	Independent Evaluation; Investment Purpose	29
5.7	Brokerage	30
5.8	Financing	30
5.9	Waiver of Other Representations	30

ARTICLE VI INDEMNIFICATION		31
6.1	Survival	31
6.2	Indemnification by Sellers	31
6.3	Indemnification by Buyers	31
6.4	Certain Limitations	32
6.5	Indemnification Procedures	33
6.6	Exclusive Remedies	34

ARTICLE VII COVENANTS		34
7.1	Operation of the Companies	34
7.2	Mexican Federal Economic Competition Commission	35
7.3	Press Releases and Announcements	36
7.4	Further Transfers	36
7.5	Expenses	36
7.6	Confidentiality	36
7.7	Non-Compete	37
7.8	Exclusivity	39
7.9	Access	39
7.10	Use of Companies’ Names; Removal of Decals, Logos and Signs	40
7.11	Employment Matters	40
7.12	Manager and Officer Insurance	40
7.13	Transition Services	40
7.14	Supplement to Disclosure Schedules	41
7.15	Contribution of Proprietary Rights	41

ARTICLE VIII TAX MATTERS		41
8.1	Tax Covenants	41
8.2	Termination of Existing Tax Sharing Agreements	42
8.3	Straddle Period	42
8.4	Contests	42
8.5	Cooperation	43
8.6	Purchase Price Allocation	43

ARTICLE IX TERMINATION		43
9.1	Termination	43
9.2	Effect of Termination	44

ARTICLE X MISCELLANEOUS		45
10.1	Amendment and Waiver	45
10.2	Notices	45
10.3	Binding Agreement; Assignment	45
10.4	Severability	46
10.5	Construction	46

10.6	Captions	46
10.7	Entire Agreement	46
10.8	Counterparts	46
10.9	Governing Law	46
10.10	Parties in Interest	47
10.11	CONSENT TO JURISDICTION	47
10.12	WAIVER OF JURY TRIAL	47
10.13	Delivery by Facsimile and Portable Document Format	47
10.14	Drafting	47
10.15	Limited Guaranty	47

INDEX OF SCHEDULES

Schedule 1.1(a)	-	Excluded Assets
Schedule 1.1(b)	-	Calculation of Indebtedness
Schedule 1.1(c)	-	Calculation of Non-Cash Working Capital
Schedule 2.1	-	Allocation of Purchase Price
Schedule 2.4(b)(v)	-	Managers to Resign
Schedule 2.4(b)(xiii)		Incentive Plans to be Terminated
Schedule 3.3	-	Capitalization
Schedule 3.4(b)	-	Accounts Receivable
Schedule 3.4(c)	-	Inventory
Schedule 3.5	-	Undisclosed Liabilities
Schedule 3.6	-	Absence of Certain Developments
Schedule 3.7(a)	-	Owned Properties
Schedule 3.7(b)	-	Leased Properties
Schedule 3.7(c)	-	Exception to Title to Personal Property
Schedule 3.7(e)	-	Equipment
Schedule 3.8	-	Tax Returns
Schedule 3.9	-	Contracts and Commitments
Schedule 3.10	-	Transferred Proprietary Rights
Schedule 3.11	-	Actions or Governmental Orders
Schedule 3.13	-	Licenses
Schedule 3.14(a)	-	Employee Matters
Schedule 3.14(b)	-	Additional Compensation Arrangements
Schedule 3.15	-	Employee Benefit Plans
Schedule 3.16	-	Insurance Policies
Schedule 3.17	-	Officers and Managers; Bank Accounts
Schedule 3.18	-	Affiliate Transactions
Schedule 3.19	-	Compliance with Laws
Schedule 3.20	-	Environmental Matters
Schedule 3.21	-	Outstanding Indebtedness
Schedule 3.22	-	Estimated Permitted Capital Expenditures
Schedule 3.23	-	Customers
Schedule 3.24	-	Suppliers
Schedule 4.4	-	Owners of Companies Membership Interests
Schedule 6.2(g)		Indemnification Matters
Schedule 7.13(a)	-	Transition Services Provided by Sellers
Schedule 7.13(b)	-	Transition Services Provided by Buyers
Schedule 7.15		Contributed Proprietary Rights

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into on January 5, 2018, by and among SemMaterials, L.P., an Oklahoma limited partnership (“SemMaterials”), SemMexico, L.L.C., an Oklahoma limited liability company (“SemMexico”), Ergon Asfaltos Mexico HC, LLC, a Mississippi limited liability company (“EAMHC”), Ergon Mexico HC, LLC, a Mississippi limited liability company (“EMHC”), and, for the limited purposes set forth in Section 10.15, Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Buyers Parent”), and SemGroup Corporation, a Delaware corporation (“Sellers Parent”). SemMaterials and SemMexico may be referred to herein individually as a “Seller” and collectively as “Sellers”. EAMHC and EMHC may be referred to herein individually as a “Buyer” and collectively as “Buyers”. Sellers and Buyers may be referred to herein individually as a “Party” and collectively as the “Parties”; provided, however, that, solely for purposes of Section 10.15, such terms shall include Buyers Parent and Sellers Parent.

W I T N E S S E T H:

WHEREAS, Sellers own, directly or indirectly, all of the issued and outstanding membership interests (partes sociales) of SemMexico Materials HC, S. de R.L. de C.V., a Mexican limited liability company (“SMHC”), SemMaterials HC México, S. de R.L. de C.V., a Mexican limited liability company (“SHCM”), SemMaterials México, S. de R.L. de C.V., a Mexican limited liability company (“SM”), and SemMaterials SC México, S. de R.L. de C.V., a Mexican limited liability company (“SSCM” and, together with SMHC, SHCM and SM, the “Companies”); and

WHEREAS, Sellers desire to sell, and Buyers desire to purchase in exchange for cash, (i) 99.99% and 0.01% of the issued and outstanding membership interests (partes sociales) of SMHC owned by SemMaterials and SemMexico, respectively, and (ii) 0.01% of the issued and outstanding membership interests (partes sociales) of each of SHCM, SM and SSCM owned by SemMexico (collectively, the “Companies Membership Interests”), but after excluding all assets and rights owned or held by the Companies with respect to the Excluded Assets.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyers) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business, the assets of the Companies (other than the Excluded Assets) or the Companies Membership Interests.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Non-Cash Working Capital” means the Non-Cash Working Capital as of the Effective Time.

“Actual Permitted Capital Expenditures” means the aggregate amount of capital expenditures (x) incurred and paid or (y) incurred but not yet paid by or on behalf of the Companies, in each case, from the day after the date of this Agreement through the Effective Time to the extent such amounts are (1)(a) incurred in accordance with Schedule 3.22 during such period, or (b) incurred in connection with expenditures that were consented to in writing by Buyers, which consent shall specifically designate such expenditures as permitted capital expenditures, and (2) not incurred with respect to any Excluded Asset. All Actual Permitted Capital Expenditures shall be initially calculated in Mexican pesos and then converted into US dollars based on the current market exchange rate as published by the Mexican Central Bank (Banco de México) in the federal official gazette in Mexico as of the Effective Time.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise; provided, however, that none of Blueknight Energy Partners, L.P., its Subsidiaries or its general partner shall be deemed to be an Affiliate of Buyers.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 8.6.

“Applicable Law” means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any United States Governmental Authority.

“Applicable Mexican Law” means the terms and the requirements of any applicable constitution, treaty, laws, jurisprudence, rules, decrees and regulations of Mexico or any Mexican Governmental Authority.

“Base Cash Consideration” has the meaning set forth in Section 2.2(a)(i).

“Benefit Plans” has the meaning set forth in Section 3.15(a).

“Business” means the current asphalt business of the Companies considered as a group as of the date of this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Oklahoma are authorized or required by Applicable Law to be closed for business.

“Buyer” and “Buyers” have the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties of Buyers set forth in Section 5.1 and Section 5.2.

“Buyers Parent” has the meaning set forth in the Preamble.

“Buyers Parent Guaranty Period” has the meaning set forth in Section 10.15(b).

“Capital Interest” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Person (other than an individual), any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Person.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Balance Sheet” means the consolidated balance sheet of the Companies as of the Closing Date prepared in accordance with GAAP.

“Closing Date” has the meaning set forth in Section 2.4(a).

“Closing Transactions” has the meaning set forth in Section 2.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“CoFeCe Approval” has the meaning set forth in Section 7.2(a).

“Company” and “Companies” have the meaning set forth in the Recitals.

“Companies Membership Interests” has the meaning set forth in the Recitals.

“Confidential Information” means, with respect to any Person, all trade secrets, know-how and other confidential, nonpublic or proprietary information of that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of December 16, 2016, executed by Sellers Parent and Buyers Parent, as amended as of September 11, 2017.

“Contract” means any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, obligation, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral) to which any of the Companies is a party or by which any of its assets or properties are bound.

“Current Liabilities” means the current liabilities reflected on the consolidated balance sheet (other than current debt) of the Companies at any given date determined in accordance with GAAP, which shall be initially calculated in Mexican pesos and then converted into US dollars based on the current market exchange rate as published by the Mexican Central Bank (Banco de México) in federal official gazette in Mexico as of the Effective Time.

“Deductible” has the meaning set forth in Section 6.4(a).

“Deposit” has the meaning set forth in Section 2.3.

“Direct Claim” has the meaning set forth in Section 6.5(c).

“Disclosure Schedules” has the meaning set forth in Section 10.5.

“EAMHC” has the meaning set forth in the Preamble.

“Effective Time” means 11:59:59 p.m., Central Time, on the Closing Date.

“EMHC” has the meaning set forth in the Preamble.

“Energy Reform Business” means any business relating to the ownership, operation, development and acquisition of transportation, storage, processing, and terminaling assets in Mexico, the Caribbean, and Central America, for crude oil, refined products, natural gas, and other hydrocarbons, but specifically excluding liquid asphalt.

“Environment” means (i) land, including surface land, sub-surface strata, sea bed and river bed underwater and natural structures; (ii) water, including coastal and inland water, surface water and ground water; (iii) air; and (iv) environmental media affecting human health or safety.

“Environmental and Safety Requirements” means any and all requirements under any Law relating to (i) Releases or threatened Releases of any Hazardous Materials; (ii) pollution, damages to or the protection of plant or animal life or other plant or animal life or other natural resources, conservation of resources, waste management, the protection of public health, employee or worker health, safety, the Environment or any community’s right to know; or (iii) otherwise relating to the manufacture, generation, production, processing, distribution, use, treatment, labeling, storage, testing, Release, recycling, removal, Remediation, transport or handling of, or exposure to, Hazardous Materials. Without limiting the generality of the foregoing, “Environmental and Safety Requirements” include any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Material under current scientific knowledge and state of the art.

“Environmental Claims” has the meaning set forth in Section 3.20.

“Environmental Permits” means all Licenses issued under or required by any Environmental and Safety Requirement and relating to or required for the ownership or operation of any part of the Business.

“ERISA” has the meaning set forth in Section 3.15(c).

“Estimated Closing Purchase Price” has the meaning set forth in Section 2.2(b).

“Estimated Non-Cash Working Capital” means the estimated Non-Cash Working Capital.

“Estimated Permitted Capital Expenditures” means the estimated amount of capital expenditures to be (x) incurred and paid or (y) incurred but not paid by or on behalf of the Companies, in each case, from the day after the date of this Agreement through the Effective Time to the extent such amounts are (1)(a) incurred in accordance with Schedule 3.22 during such period, or (b) incurred in connection with expenditures that were consented to in writing by Buyers, which consent shall specifically designate such expenditures as permitted capital expenditures, and (2) not incurred with respect to any Excluded Asset. All Estimated Permitted Capital Expenditures shall be initially calculated in Mexican pesos and then converted into US dollars based on the current market exchange rate as published by the Mexican Central Bank (Banco de México) in the federal official gazette in Mexico as of the Effective Time.

“Excluded Assets” means the cash and cash equivalents of the Companies, the Excluded Proprietary Rights, and other assets listed in Schedule 1.1(a).

“Excluded Proprietary Rights” has the meaning set forth in Section 3.10(a).

“FCPA” has the meaning set forth in Section 3.25.

“Final Closing Purchase Price” has the meaning set forth in Section 2.2(c).

“Financial Statements” has the meaning set forth in Section 3.4.

“GAAP” means Mexican financial reporting standards (normas de información financiera), and other generally accepted accounting principles in effect from time to time as consistently applied by the Companies.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, bureau, commission or other instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority requiring any of the Companies to pay any fines or indemnifications, or otherwise imposing on the Companies any material liabilities for the breach of any applicable Law.

“Hazardous Material” means any substance that is listed, identified or otherwise designated as hazardous, toxic or dangerous under, or is regulated (or the handling, storage or disposal of which is regulated, or the cleanup of which can be required) under, any Law for the protection of health, safety or the Environment or relating to pollution and, in addition, any substance which requires special handling, storage or disposal procedures to avoid a Release or whose use, handling, storage or disposal is in any way regulated, in either case under any Law relating to the protection of health, safety or the Environment or relating to pollution; and without limiting the generality of the foregoing, “Hazardous Materials” shall include (i) “solid wastes” (excluding office, household or similar solid wastes), “hazardous wastes,” “hazardous substances,” “toxic substances,” “pollutants,” or “contaminants” or other similar identified designations in any Law for the protection of health, safety or the Environment or relating to pollution; (ii) petroleum, crude oil, refined petroleum products and fractions or by-products thereof; (iii) noxious noise or odor; (iv) explosives; (v) radioactive materials; (vi) asbestos or asbestos-containing materials; and (vii) polychlorinated biphenyls.

“Indebtedness” means with respect to any Person (without duplication): (a) all indebtedness of such Person for borrowed money or deferred purchase price, but excluding obligations to trade creditors (including payroll and sales tax liabilities) incurred in the Ordinary Couse of Business that are not overdue by three months or more unless being contested in good faith; (b) all obligations evidenced by notes, mortgages, bonds, indentures, security agreements, debentures or similar instruments; (c) guaranties related to any of the foregoing; and (d) payment obligations with respect to any pre-existing settlement agreements, in each case calculated in a manner consistent with the sample calculation of Indebtedness as of January 4, 2018 set forth in Schedule 1.1(b).

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 6.4.

“Independent Auditor” has the meaning set forth in Section 2.2(c).

“Insider” and “Insiders” have the meaning set forth in Section 3.18.

“Interim Balance Sheet” has the meaning set forth in Section 3.4(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Inventory” means the inventory of raw materials, ingredients, packaging, supplies, spare parts, consumable inventory and products, work in progress and finished goods related primarily to the Business.

“Knowledge” as used in the phrases “to the Knowledge of Sellers” or phrases of similar import mean the knowledge of Thomas F. DeLorbe, Raul Sandoval, Luis Limon, Carlos Ruiz, Jorge Sanchez, and Amida Orozco. Such individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such individual has actual knowledge of such fact, circumstance, event or other matter, (ii) such fact, circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual’s possession, or (iii) such individual would have actual knowledge of such fact, circumstance, event or other matter by exercising a commercially reasonable degree of diligence in such individual’s performance.

“Law” means Applicable Law and Applicable Mexican Law.

“Leased Properties” has the meaning set forth in Section 3.7(b).

“LGRA” has the meaning set forth in Section 3.25.

“Liability” means any liability, debt or obligation of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Licenses” has the meaning set forth in Section 3.13.

“Liens” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and any filings or agreements to file a financing statement as debtor under the Uniform Commercial Code, Mexican Commercial Code (Codigo de comercio) or any similar statute.

“Liquidated Damages” has the meaning set forth in Section 7.7(b).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or willful misconduct or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the Business, results of operations, financial condition or assets of the Companies, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States, Mexican or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Companies operate; (iii) any change, effect or circumstance resulting from an action expressly required by this Agreement; (iv) any change, effect or circumstance resulting from the announcement of this Agreement; or (v) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God; provided, further, that events, occurrences, facts, conditions or changes set forth in clauses (i), (ii) and (v) may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and only to the extent such events, occurrences, facts, conditions or changes have a materially disproportionate adverse effect on the Companies, taken as a whole, as compared to other participants in the industries in which the Companies operate.

“Material Contract” and “Material Contracts” have the meaning set forth in Section 3.9(b).

“Mexico” means the United Mexican States.

“Non-Cash Current Assets” means the current assets reflected on the consolidated balance sheet of the Companies at any given date determined in accordance with GAAP minus cash and cash equivalents, which shall be initially calculated in Mexican pesos and then converted into US dollars based on the current market exchange rate as published by the federal official gazette in Mexico as of the Effective Time.

“Non-Cash Working Capital” means (a) Non-Cash Current Assets minus (b) Current Liabilities at any given date calculated in a manner consistent with the sample calculation of Non-Cash Working Capital as of November 30, 2017 set forth in Schedule 1.1(c).

“Non-Solicit Breach” has the meaning set forth in Section 7.7(b).

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any Person (other than an individual) at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation, amalgamation or organization (or the equivalent organizational or constituent documents) of that Person, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Person and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Person’s Capital Interest.

“Owned Properties” has the meaning set forth in Section 3.7(a).

“Party” and “Parties” have the meaning set forth in the Preamble.

“PDF” has the meaning set forth in Section 10.13.

“Permitted Encumbrances” means (a) liens for Taxes (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business for amounts which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and reflected in Non-Cash Working Capital; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Owned Properties or the Leased Properties which are not violated by the current use and operation of the Owned Properties or the Leased Properties; (d) other than with respect to the Owned Properties, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, to the extent included in Indebtedness to be paid off at or prior to the Closing; and (e) covenants, conditions, reservations, restrictions, rights-of-way, easements and other similar matters of record or minor title or survey exceptions and other similar restrictions affecting title to the Owned Properties or the Leased Properties which do not materially impair the occupancy or use of the Owned Properties or the Leased Properties for the purposes for which they are currently operated or used in connection with the Business.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“PP Adjustment Documents” has the meaning set forth in Section 2.2(c).

“Proprietary Rights” means with respect to each of the Companies, all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) copyrights and copyrightable works; (iii) registrations and applications for any of the foregoing; (iv) trade secrets and confidential information (including, without limitation, inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (v) computer software and software systems (including, without limitation, data, source code and object code, databases and related documentation); and (vi) all other intellectual property.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, dumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the Environment.

“Remedial Action” or “Remediation” means any action to (i) contain, clean up, remove, treat or in any other way ameliorate or address any Hazardous Material in the Environment; (ii) respond to the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not endanger or threaten to endanger human health, safety or the Environment; or (iii) perform any tests, studies, assessments, investigations, monitoring or care in response to a Release or threatened Release.

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Seller Fundamental Representations” means the representations and warranties concerning the Companies and with respect to Sellers, as applicable, contained in Section 3.1, Section 3.2, Section 3.3, Section 3.7(a), Section 3.7(b), Section 3.12, Section 4.1, Section 4.2, and Section 4.4.

“Sellers Parent” has the meaning set forth in the Preamble.

“Sellers Parent Guaranty Period” has the meaning set forth in Section 10.15(d).

“SemMaterials” has the meaning set forth in the Preamble.

“SemMexico” has the meaning set forth in the Preamble.

“SHCM” has the meaning set forth in the Recitals.

“SM” has the meaning set forth in the Recitals.

“SMHC” has the meaning set forth in the Recitals.

“SSCM” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 8.3.

“Subsidiary” means, with respect to any Person (other than an individual), any other Person (other than an individual) of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees of such other Person is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of such other Person’s gains or losses is allocated to that Person or one or more of the other Subsidiaries of that Person or that Person or one or more of its Subsidiaries shall be or control any managing member or general partner of such entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Claim” has the meaning set forth in Section 8.4.

“Tax Returns” means original and amended returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Third-Party Claim” has the meaning set forth in Section 6.5(a).

“Transaction Documents” means this Agreement and any other agreement contemplated by this Agreement to which Buyers or Sellers are a party.

“Transferred Proprietary Rights” has the meaning set forth in Section 3.10(a).

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTEREST

2.1 Membership Interest Purchase. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyers shall purchase from Sellers all of the Companies Membership Interests as follows:

(a) EAMHC shall purchase from SemMaterials, and SemMaterials shall sell, assign, convey and transfer to EAMHC, its 99.99% interest in SMHC, free and clear of any Liens, restrictions on transfer (other than restrictions arising under Law), options, rights, calls, commitments, proxies or other contract rights.

(b) EMHC shall purchase from SemMexico, and SemMexico shall sell, assign, convey and transfer to EMHC, its 0.01% interest in each of SMHC, SHCM, SM, and SSCM, free and clear of any Liens, restrictions on transfer (other than restrictions arising under Law), options, rights, calls, commitments, proxies or other contract rights.

(c) In consideration of the sale of the Companies Membership Interests acquired by the Buyers, Buyers shall pay Sellers the Purchase Price consistently with Schedule 2.1.

2.2 Purchase Price.

(a) The purchase price for the Companies Membership Interests to be sold to the Buyers, shall be an amount equal to (i) US $55,000,000 (the “Base Cash Consideration”) plus (ii) the Non-Cash Working Capital as of the Effective Time (if a positive amount) plus (iii) reimbursement of Actual Permitted Capital Expenditures less (iv) the Non-Cash Working Capital (if a negative amount) as of the Effective Time (the “Purchase Price”).

(b) Not later than five Business Days prior to the Closing Date, Sellers shall deliver to Buyers a written statement showing Sellers’ good faith calculation of Estimated Non-Cash Working Capital and Estimated Permitted Capital Expenditures. The Purchase Price paid at Closing shall be an amount equal to (i) the Base Cash Consideration less (ii) the Deposit plus (iii) the Estimated Non-Cash Working Capital (if a positive amount) plus (iv) Estimated Permitted Capital Expenditures less (v) the Estimated Non-Cash Working Capital (if a negative amount) (the “Estimated Closing Purchase Price”).

(c) Within 60 days after the Closing Date, Buyers shall prepare, or cause to be prepared, and deliver to Sellers in good faith: (i) the Closing Balance Sheet; and (ii) a written statement showing (A) Current Assets, Current Liabilities, Non-Cash Working Capital, and Actual Permitted Capital Expenditures, all as reflected on the Closing Balance Sheet, (B) the adjustments to the Estimated Closing Purchase Price based upon the difference between the Actual Non-Cash Working Capital (as reflected on the Closing Balance Sheet) and the Estimated Non-Cash Working Capital and the difference between the Actual Permitted Capital Expenditures (as reflected on the Closing Balance Sheet) and the Estimated Permitted Capital Expenditures and (C) the calculation of the final Purchase Price (the “Final Closing Purchase Price” and, collectively, the “PP Adjustment Documents”). Sellers shall have a period of 30 days after delivery of the PP Adjustment Documents to review (and cause Sellers’ auditors to review) such documents and make any objections they may have in writing to Buyers. For purposes of Sellers’ evaluation of the PP Adjustment Documents, Buyers shall, and shall cause the Companies to, make available or provide reasonable access to Sellers and their respective Representatives, upon reasonable advance notice and during normal business hours, all information, books, records, data and working papers created or used in connection with the preparation of the PP Adjustment Documents; and

shall permit reasonable access, upon reasonable advance notice and during normal business hours, to the facilities and personnel of the Companies as may be reasonably requested by Sellers and their respective Representatives to analyze the PP Adjustment Documents. If Sellers deliver written objections to Buyers within such 30-day period, then Buyers and Sellers shall attempt to resolve the matter or matters in dispute. If no written objections are made by Sellers within such 30-day period, then such PP Adjustment Documents and the calculation of the Final Closing Purchase Price shall be final and binding on the Parties. If disputes with respect to such PP Adjustment Documents cannot be resolved by Buyers and Sellers within 30 days after timely delivery of any objections thereto, then the specific matters in dispute (but no others) shall be submitted to Deloitte US or such other internationally recognized independent accounting firm as may be approved by Sellers and Buyers (the “Independent Auditor”), which firm shall render its opinion as to such specific matters. The matters to be resolved by the Independent Auditor shall be limited to the remaining unresolved disputes between Buyers and Sellers with respect to such PP Adjustment Documents. The Independent Auditor shall promptly deliver to Buyers and Sellers a written report setting forth its resolution of the disputes along with its determination of the Final Closing Purchase Price, which determination shall be made in accordance with the definitions and principles set forth in this Agreement and shall be final and binding on the Parties. The Independent Auditor’s determination of the Final Closing Purchase Price, including each of the components thereof in dispute, shall be based solely on written materials submitted by Buyers and Sellers (i.e., not on independent review), and the terms of this Agreement, including the definitions included herein. The Independent Auditor shall be limited to awarding only one or the other of Buyers’ proposal (considered in the aggregate), on the one hand, or Sellers’ proposal (considered in the aggregate), on the other hand, as to the disputed items and shall have no authority to select or propose to the Parties any resolution other than as set forth in one of such two proposals originally submitted to the Independent Auditor. Judgment may be entered upon the determination of the Independent Auditor in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Independent Auditor shall be borne by the Parties as designated by the Independent Auditor, which designation shall be based upon the inverse proportion of the amount of disputed items resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses).

(d) Within 10 days after the date on which the PP Adjustment Documents are determined to be final and binding as set forth in Section 2.2(c) and provided there is a difference between the Estimated Closing Purchase Price and the Final Closing Purchase Price, then either (i) Buyers shall pay to Sellers the amount by which the Final Closing Purchase Price exceeds the Estimated Closing Purchase Price or (ii) Sellers shall pay to Buyers the amount by which the Final Closing Purchase Price is less than the Estimated Closing Purchase Price. In either case, the amount of such payment, if any, shall be treated as an adjustment to the Purchase Price, and such amount shall be paid by wire transfer of immediately available funds to an account designated by the payee Party.

2.3 Deposit. Concurrently with the execution of this Agreement by Buyers and Sellers, Buyers shall deliver to Sellers a performance guarantee deposit in the amount of ten percent of the Base Cash Consideration (the “Deposit”). The Deposit shall be paid by Buyers to Sellers by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers to Buyers. In the event that the Closing does not occur as a result of the failure of any of the conditions set forth in Section 2.6 (other than the failure of the condition set forth in Section 2.6(c) or because this Agreement is terminated pursuant to Section 9.1(b)), Sellers shall be entitled to keep the Deposit; provided, however, that in the event that the Closing does not occur for any other reason (including the failure of the conditions set forth in Section 2.5 or Section 2.6(c)), Sellers shall refund the Deposit by wire transfer of immediately available funds to an account designated by Buyers to Buyers within three Business Days. In the event the Closing occurs, the Deposit shall be retained by Sellers and the amount of the Deposit shall be applied toward payment by Buyers of the Estimated Closing Purchase Price.

2.4 Closing.

(a) Closing Date. Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of SemGroup Corporation, located in Tulsa, Oklahoma, commencing at 12:00 p.m., Central Time, on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Sections 2.5 and 2.6, or at such other place or on such other date as may be mutually agreeable to Buyers and Sellers. The date and time of the Closing are herein referred to as the “Closing Date”.

(b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following closing transactions on the Closing Date (the “Closing Transactions”):

(i) Sellers shall deliver to Buyers all corporate books and records of the Companies in Sellers’ possession;

(ii) Sellers shall deliver a copy of the signed entry into the Members’ Registry Book of the Companies (libro especial de socios), duly recorded into such book, certifying the transfer of ownership of the Companies Membership Interests to Buyers;

(iii) Sellers shall deliver a resolution duly adopted at a meeting or written consent of each of the Companies pursuant to which Sellers, as members, approved the transfer of the Companies Membership Interests held by Sellers, the waiver by Sellers of any preemptive right to acquire the Companies Membership Interests and the admission of Buyers and/or its designated Affiliate, as applicable, as a new member(s) of each of the Companies;

(iv) Sellers shall deliver the resignation letters of the managers of the Companies set forth on Schedule 2.4(b)(v) duly signed and effective as of the Closing Date;

(v) Each Seller shall deliver to Buyers a certification of its non-foreign status in conformance with Treasury Regulation § 1.1445-2(b)(2);

(vi) Buyers shall deliver duly adopted corporate resolutions of the Companies electing managers to succeed Sellers’ resigning managers effective as of the Closing Date along with a full release in form and substance reasonably acceptable to Sellers releasing Sellers’ managers and officers from liability in such capacities;

(vii) Sellers shall pay, on or prior to Closing, the Indebtedness of the Companies, including the Indebtedness set forth on Schedule 3.21, and deliver payoff letters reasonably satisfactory to Buyers with respect thereto;

(viii) the Companies shall distribute to Sellers all cash and cash equivalents owned or held by the Companies;

(ix) Sellers will, effective at the Closing, terminate or otherwise eliminate the coverage of the Companies under the insurance policies listed in Schedule 3.16; provided, however, that such termination or elimination shall not affect the availability of coverage under such policies in respect of pre-Closing occurrences and pre-Closing claims;

(x) Sellers shall deliver to the Buyers evidence that all guaranties in which Sellers or their Affiliates guaranty the indebtedness of the Companies have been terminated;

(xi) Sellers will terminate all letters of credit issued as credit collateral for the benefit of the Companies and Buyers shall provide evidence that the letter of credit pertaining to the Pemex contract has been replaced, effective at the Closing;

(xii) Buyers shall pay the Estimated Closing Purchase Price to Sellers, which will be delivered by wire transfer of immediately available funds to an account or accounts designated by Sellers; and

(xiii) Sellers shall, with respect to the Companies, terminate the incentive policy set forth on Schedule 2.4(b)(xiii) and satisfy all liabilities with respect to such policy on or prior to the Closing.

2.5 Conditions to Buyers’ Obligation to Close. The obligation of Buyers to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a) (i) Each of the Seller Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); and (ii) all other representations and warranties set forth in Article III and Article IV hereof shall be true and correct in all respects as of the date of this Agreement and the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; provided that, solely for purposes of determining whether any such representation or warranty is true and correct for purposes of this clause (a)(ii), all qualifications as to materiality and Material Adverse Effect shall be disregarded;

(b) Sellers shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing, including, without limitation, the simultaneous transfer of the Companies Membership Interests;

(c) All governmental and regulatory filings, authorizations and approvals and other Licenses that are required for the transfer of the Companies Membership Interests to Buyers and the consummation of the transactions contemplated hereby shall have been duly made and obtained, including, without limitation, CoFeCe Approval, and no order or any other action by any Governmental Authority shall have enjoined, restrained or otherwise prohibited the transactions contemplated by this Agreement, which order or other action shall have been issued and remains in force;

(d) Since the Interim Balance Sheet Date, there shall have been no event, transaction, condition, circumstance or change which has had or could reasonably be expected to have a Material Adverse Effect; and

(e) On the Closing Date, Sellers shall have delivered or caused to be delivered to Buyers a certificate from Sellers in form and substance reasonably satisfactory to Buyers, dated as of the Closing Date, stating that the preconditions specified in Sections 2.5(a), 2.5(b) and 2.5(d) have been satisfied.

Any condition specified in this Section 2.5 may be waived by Buyers; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Buyers or unless Buyers agree in writing to consummate the transactions contemplated by this Agreement without fulfillment of such condition.

2.6 Conditions to Sellers’ Obligation to Close. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a) (i) Each of the Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); and (ii) all other representations and warranties set forth in Article V hereof shall be true and correct in all respects as of the date of this Agreement and the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; provided, that, solely for purposes of determining whether any such representation or warranty is true and correct for purposes of this clause (a)(ii), all qualifications as to materiality and Material Adverse Effect shall be disregarded;

(b) Each Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c) All governmental and regulatory filings, authorizations and approvals and other Licenses that are required for the transfer of the Companies Membership Interests to Buyers and the consummation of the transactions contemplated hereby shall have been duly made and obtained, including, without limitation, CoFeCe Approval, and no order or any other action by any Governmental Authority shall have enjoined, restrained or otherwise prohibited the transactions contemplated by this Agreement, which order or other action shall have been issued and remains in force; and

(d) On the Closing Date, Buyers shall have delivered to Sellers a certificate from Buyers, in form and substance reasonably satisfactory to Sellers, dated as of the Closing Date, stating that the preconditions specified in Sections 2.6(a) and 2.6(b) have been satisfied.

Any condition specified in this Section 2.6 may be waived by Sellers; provided, however, that no such waiver shall be effective against Sellers unless it is set forth in a writing executed by Sellers or unless Sellers agree in writing to consummate the transactions contemplated by this Agreement without the fulfillment of such condition.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANIES

Sellers, jointly and severally, represent and warrant as follows:

3.1 Organization and Company Power. The Companies are duly organized, validly existing, and in good standing under Applicable Mexican Law. The Companies are qualified to do business in Mexico and, except where the failure to be so qualified would not have a Material Adverse Effect, in every jurisdiction in which the nature of its business or its ownership, leasing or operation of property requires it to be qualified. The Companies have all requisite company power and authority and all material Licenses necessary to own and operate their properties and to carry on their Business as now conducted. The Organizational Documents of each of the Companies that have been furnished to Buyers reflect all amendments thereto and are correct and complete. The minute books containing the records of the meetings of the members and the board of managers and the members registry books of each of the Companies have been furnished to Buyers are correct and complete. The Companies are not in default under or in violation of any provision of their respective Organizational Documents.

3.2 Authorization of Transactions.

(a) The Companies have all requisite company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which they are a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which the Companies are a party have been, or at the Closing will have been, duly executed and delivered by the Companies and constitute the valid and binding agreements of the Companies enforceable against the Companies in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar Law affecting creditors’ rights generally or any other Governmental Order relating to bankruptcy or insolvency and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) result in a violation or breach of any provision of the respective Organizational Documents of Sellers or the Companies, (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or the Companies; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No consent, approval, License, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or the Companies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the CoFeCe Approval and (ii) such other consents, approvals, Licenses, Governmental Orders, declarations, filings or notices which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect.

3.3 Capitalization. Schedule 3.3 attached hereto accurately sets forth (i) the authorized and outstanding Capital Interest of each of the Companies, and (ii) the name of each record holder of the membership interests of the Companies Membership Interests and the number of each class of the Companies’ Capital Interest held by each such record holder. All of the issued and outstanding membership interests of the Companies Membership Interests have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by the members of each of the Companies in the amounts set forth on Schedule 3.3, free and clear of all options, contracts, calls, puts, rights to subscribe, conversion rights and other Liens (other than restrictions arising under Applicable Law, including the securities laws of the United States). Except for this Agreement and except as set forth on Schedule 3.3, there are no outstanding or authorized options, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any of the Companies are a party or which are binding upon any of the Companies providing for the issuance, disposition or acquisition of any of their Capital Interest or any rights or interests exercisable therefor. Except as set forth in Schedule 3.3, there is no outstanding or authorized stock appreciation, phantom stock or similar or corresponding rights with respect to the Capital Interest of any of the Companies. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Companies Membership Interests. Except as set forth in Schedule 3.3, the Companies are not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of their Capital Interest. The Companies do not have any Subsidiaries (other than any Company that is a subsidiary of another Company).

3.4 Financial Statements; Inventory; Accounts Receivable.

(a) Sellers have delivered or made available to Buyers copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets of each Company and consolidated balance sheets of the Companies, each as of December 31 in each of the years 2015 and 2016 and the related income statement summaries; and (ii) the unaudited balance sheet of each Company and consolidated balance sheets of the Companies, each as of September 30, 2017 and the related income statement summaries for the nine-month period then ended. Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as indicated in the notes thereto. Each of the Financial Statements fairly presents in all material respects the financial condition of each Company as of the respective dates they were prepared. The balance sheet of each Company as of September 30, 2017 is referred to as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b) Schedule 3.4(b) sets forth, by customer name and amount, all receivables of the Companies which a consolidated balance sheet of the Companies as of the date that is five days prior to the date of this Agreement would include as current assets under the classification “accounts receivable” as to which, to the Knowledge of Sellers: (i) any unresolved dispute with the customer exists or (ii) are owed by a debtor in any proceeding under the bankruptcy, insolvency or similar Law affecting creditors’ rights generally or any other Governmental Order relating to bankruptcy or insolvency. All accounts receivable reflected in the Interim Balance Sheets have been collected or are valid and enforceable claims arising in the Ordinary Course of Business.

(c) Except as set forth in Schedule 3.4(c), all Inventories, net of reserves determined in accordance with GAAP, of the Companies which are classified as such on the Interim Balance Sheets are salable or usable in the Ordinary Course of Business.

3.5 Undisclosed Liabilities. Except as set forth in Schedule 3.5, as of the date of this Agreement, the Companies have no liabilities of a type required to be reflected or reserved for on the face of a consolidated balance sheet of the Companies prepared in accordance with GAAP, except for Liabilities (a) reflected or reserved for on the Financial Statements, (b) that have arisen since the Interim Balance Sheet Date in the Ordinary Course of Business, (c) that are incurred under this Agreement or in connection with the transactions contemplated hereby or (d) that are included in the calculation of the Final Closing Purchase Price.

3.6 Absence of Certain Developments. Except as set forth in Schedule 3.6 and except as expressly contemplated by this Agreement, since the Interim Balance Sheet Date, the Companies have conducted their Business only in the Ordinary Course of Business and none of the Companies have:

(a) suffered a Material Adverse Effect;

(b) suffered any theft, damage, destruction or casualty loss in excess of US $100,000 in the aggregate to its assets, whether or not covered by insurance;

(c) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except Liabilities not in excess of US $50,000 incurred in the Ordinary Course of Business and not constituting Indebtedness;

(d) discharged or satisfied any Lien or paid any Liability (other than as described in Section 2.4(b)(vii) and Liabilities paid in the Ordinary Course of Business), prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien;

(e) sold, leased, assigned or transferred (including, without limitation, transfers to Sellers or any Insider) any of its material tangible or intangible assets (including Proprietary Rights), except for sales of Inventory in the Ordinary Course of Business;

(f) waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;

(g) entered into, amended or terminated any Material Contract or entered into any other material transaction, whether or not in the Ordinary Course of Business, or materially changed any business practice;

(h) made, granted or promised any bonus or any wage, salary or compensation increase that aggregate in excess of US $100,000 per year to any manager, officer, employee, sales representative or consultant or made, granted or promised any increase in any employee Benefit Plan, or amended or terminated any existing employee Benefit Plan or adopted any new employee Benefit Plan;

(i) made any other change in employment terms for any of its managers, officers and employees outside the Ordinary Course of Business or entered into any transaction with any Insider;

(j) made any capital expenditures in excess of US $500,000 in the aggregate or failed to make any necessary or planned capital expenditures in the Ordinary Course of Business;

(k) made any loans or advances in excess of US $100,000 in the aggregate to, or guarantees for the benefit of, any Person;

(l) amended or authorized any amendment to its Organizational Documents;

(m) instituted or settled any claim or lawsuit for an amount involving in excess of US $500,000 in the aggregate or involving equitable or injunctive relief;

(n) granted any performance guarantee to its customers other than in the Ordinary Course of Business;

(o) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets; or

(p) committed or agreed to any of the foregoing.

3.7 Title to Properties.

(a) Each parcel of real estate owned by each of the Companies is set forth on Schedule 3.7(a) (the “Owned Properties”). The Companies own valid ownership title to all Owned Properties, free and clear of Liens (other than Permitted Encumbrances). No material default or material breach exists (or would result from the consummation of the transactions contemplated hereunder) under any easements, appurtenances, Licenses, servitudes, tenancies, options, rights-of-way or other real property rights and privileges constituting the Owned Properties. There are no outstanding options or rights of first refusal to purchase any Owned Properties or any portion thereof or interest therein. There is no pending or, to the Knowledge of Sellers, contemplated reassessment by any taxing authority of any property included in any parcel of the Owned Properties. There are no actions, suits or proceedings pending, or to the Knowledge of Sellers, threatened against or affecting the Owned Properties or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. Sellers have made available to Buyers true and correct copies of all ownership deeds (Escrituras de Propiedad) and surveys relating to the Owned Properties in the Companies’ or Sellers’ possession, which ownership deeds (Escrituras de Propiedad) and surveys are listed on Schedule 3.7(a).

(b) The real property leases and subleases listed on Schedule 3.7(b) are valid, binding, enforceable (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally and by general principles of equity) (regardless of whether enforcement is sought in a proceeding at law or in equity) and in full force and effect and have not been modified, and with respect to each lease, the Companies hold a valid and existing leasehold interest under such lease or sublease for the term set forth in Schedule 3.7(b). The leases and subleases listed on Schedule 3.7(b) (the “Leased Properties”) constitute all of the leases and subleases under which the Companies hold leasehold or subleasehold interests in real property. The Companies have delivered to Buyers complete and accurate copies of each of the leases or subleases listed on Schedule 3.7(b). The Leased Properties and the Owned Properties constitute all of the real property used or occupied by the Companies. With respect to each of the Leased Properties, except as set forth on Schedule 3.7(b):

(i) the Companies are not in breach or default and, to the Knowledge of Sellers, (A) no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease and (B) no other party to the lease or sublease is in breach or default under the lease or sublease;

(ii) neither the Companies nor Sellers have received written notice of any breach by the Companies under any lease or sublease;

(iii) no party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

(iv) the Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold, and there are no Liens on any Leased Properties (other than Permitted Encumbrances).

(c) Except as set forth on Schedule 3.7(c), the Companies own good and valid title to, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Encumbrances), all of the personal property of the Business or located on the Owned Properties and the Leased Properties (other than employee-owned personal items). No representation or warranty is made in this Section 3.7(c) with respect to the personal property used or held for use in connection with the Energy Reform Business.

(d) Each of the tangible assets of the Companies located upon or used in connection with the Owned Properties and the Leased Properties are operated by the Companies in material compliance with all Applicable Mexican Law and are usable in the Ordinary Course of Business.

(e) Except as set forth on Schedule 3.7(e), and except for equipment held for use as sources of spare parts or being repaired in the Ordinary Course of Business, all the assets comprising property, plant and equipment of the Business are (i) in good working order and condition in accordance with prevailing industry practice, ordinary wear and tear excepted, (ii) adequate for the purposes for which they are being used or held for use, (iii) taken together with the Owned Properties and the Leased Properties and the Material Contracts and rights under other existing agreements and assets of the Companies, are all properties, rights and assets of every type and description, real, personal and mixed, tangible and intangible, used in the conduct of the Business as currently conducted, other than the Excluded Assets and any properties, rights and assets of Sellers Parent or its Affiliates that are located in the United States and used in the conduct of the Business and (iv) taken together with the Owned Properties and the Leased Properties and the Material Contracts and rights under other existing agreements and assets of the Companies, but excluding the Excluded Assets and any properties, rights and assets of Sellers Parent or its Affiliates that are located in the United States and used in the conduct of the Business, sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

3.8 Taxes. Except as set forth on Schedule 3.8,

(a) the Companies have timely filed all Tax Returns which are required to be filed on or before the Closing Date (taking into account any extension of time with which to file) and all such Tax Returns are true, complete and accurate in all material respects;

(b) all Taxes due and payable by the Companies or imposed with respect to the assets of the Companies, whether or not shown on a Tax Return, have been paid by the Companies or Sellers on or before the Closing Date, all Taxes which would be required to be accrued in accordance with GAAP but are not yet due are set forth on Schedule 3.8, and no Taxes are delinquent;

(c) with respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, the Companies have only incurred Liabilities for Taxes in the Ordinary Course of Business;

(d) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Companies, the Companies do not reasonably expect that any such assertion or assessment of Tax liability will be made, and the Companies do not have any outstanding claims for any Tax refunds;

(e) there is no Action pending against or with respect to the Companies regarding Taxes, and, to the Knowledge of Sellers, no Action has been threatened against or with respect to the Companies regarding Taxes;

(f) the Companies have not consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(g) no claim has ever been made against the Companies by a taxing authority in a jurisdiction where any of the Companies do not file Tax Returns that the Companies are or may be subject to Taxes assessed by such jurisdiction;

(h) the Companies do not have Liability for Taxes of any other Person as a transferee, by Contract, or otherwise;

(i) the Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party;

(j) the Companies have not made any payments, and are not obligated to make any payments, that shall be non-deductible under the Code (or any corresponding provisions of state, local or foreign Tax Law other than non-deductible payments made in the Ordinary Course of Business;

(k) the Companies will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) beginning after the Closing Date, or (B) as a result of any closing agreement (or any corresponding provision of state, local or foreign Tax Law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date;

(l) no private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any taxing authority is binding on or has been requested with respect to the Companies or the assets of the Companies;

(m) no asset of the Companies is held in an arrangement that could be classified as a partnership for U.S. federal income tax purposes;

(n) no Company owns any “United States real property interests” within the meaning of Section 897(c)(1) of the Code;

(o) each Company is disregarded as an entity separate from Sellers Parent for U.S. federal income tax purposes; and

(p) Schedule 3.8 contains a complete and accurate list of states, territories and jurisdictions (whether foreign or domestic) in which the Companies are required to file Tax Returns.

3.9 Contracts and Commitments.

(a) Except as specifically contemplated by this Agreement and except as set forth in Schedule 3.9, the Companies are not a party to or bound by, whether written or oral, any:

(i) collective bargaining agreement or Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice;

(ii) Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis or any severance agreements or change-of-control agreements;

(iii) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets, other than a Permitted Encumbrance;

(iv) Contract with respect to the lending or investing of funds (other than accounts receivable incurred in the Ordinary Course of Business);

(v) Contract for the purchase of products, Inventory, supplies, equipment, machinery, other tangible personal property or services by the Companies, under which the undelivered balance of such products, Inventory, supplies, equipment, machinery, other personal property or services has an aggregate price or other cost in excess of US $50,000;

(vi) Contract with any customer of the Companies that has generated at least US $50,000 of net revenue to the Companies during the nine-month period ended September 30, 2017 under which the customer has a remaining payment obligation in excess of US $10,000;

(vii) Contract or purchase order for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Companies of an amount in excess of US $50,000;

(viii) license or royalty Contracts, or management, consulting, or advisory contracts;

(ix) guaranty of any obligation, other than endorsements made for collection;

(x) Contract under which any of the Companies is lessee of, or holds or operates, any personal property owned by any other party calling for payments by the relevant Company or under which any of the Companies is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(xi) Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 60 days or less notice without penalties (except leases for real property);

(xii) Contract relating to the ownership of or investments in any business or enterprise (including, but not limited to, investments in joint ventures and minority equity investments);

(xiii) Contract which prohibits any of the Companies from freely engaging in business anywhere in the world;

(xiv) Contract relating to the distribution, marketing, advertising or sales of any of the Companies’ products and/or services;

(xv) Contract pursuant to which it subcontracts work to third parties;

(xvi) powers of attorney existing and in force and effect as of the Closing Date;

(xvii) Contract relating to the acquisition or sale of the Business (or any material portion thereof) or all or a material portion of the assets of the Companies;

(xviii) Contract relating to Transferred Proprietary Rights except as set forth in Schedule 3.10;

(xix) customer Contract containing most-favored-nations pricing provisions;

(xx) supplier or customer Contract containing minimum volume requirements or guarantees;

(xxi) Contract material to the Business and providing for joint research, design or development;

(xxii) Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with a value of greater than US $200,000; or

(xxiii) other Contract material to any of the Companies and not entered into in the Ordinary Course of Business.

(b) Except as disclosed in Schedule 3.7(b) or Schedule 3.9, (i) to the Knowledge of Sellers, no Contract disclosed on Schedule 3.7(b) or Schedule 3.9 (each, a “Material Contract” and collectively, the “Material Contracts”) has been materially breached or canceled by the other party and, to the Knowledge of Sellers, there is no anticipated material breach by any other party to any Material Contract, (ii) the Companies have performed all the material obligations required to be performed by them under the Material Contracts to the extent required to be so performed as of the date hereof or as of the Closing Date and are not in material default under or in material breach of any Material Contract and, to the Knowledge of Sellers, no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a material default or material breach thereunder by any of the Companies, (iii) the Companies do not have a present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and (iv) each Material Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) During the two-year period ending on the date of this Agreement, the Companies have not used any name or names under which they have invoiced account debtors, maintained records regarding its assets or otherwise conducted business, other than the names set forth on Schedule 3.9.

3.10 Transferred Proprietary Rights.

(a) Schedule 3.10 attached hereto sets forth a complete and correct list of the Proprietary Rights owned by the Companies that will be transferred to Sellers prior to Closing and will constitute Excluded Assets (the “Excluded Proprietary Rights”). All other Proprietary Rights owned by the Companies not specifically listed on Schedule 3.10 (the “Transferred Proprietary Rights”) shall be retained by the Companies.

(b) The Companies own and possess all right, title and interest in and to the Transferred Proprietary Rights, free and clear of all Liens (other than Permitted Encumbrances) and the Companies have not licensed any of the Transferred Proprietary Rights to any third party on an exclusive basis.

(c) The Transferred Proprietary Rights include all rights necessary to continue to conduct the Business after Closing.

(d) Sellers have no Knowledge of any facts which indicate that the Companies have infringed or misappropriated, any Proprietary Rights of any third party; and the Companies have not received any written notices regarding any such infringement or misappropriation (including, without limitation, any demands or offers to license the Transferred Proprietary Rights from any third party or any requests for indemnification from customers).

(e) Sellers have no Knowledge that any third party has infringed or misappropriated or otherwise conflicted with any of the Transferred Proprietary Rights.

3.11 Litigation; Proceedings. Except as set forth in Schedule 3.11, there are no Actions or Governmental Orders pending or, to the Knowledge of Sellers, threatened against or imposing obligations on the Companies at law or in equity, or before or by any Governmental Authority, for the payment of any fines or indemnification, or otherwise imposing any material liabilities or restrictions for the breach of any Law and, to the Knowledge of Sellers, there is no basis known for any of the foregoing.

3.12 Brokerage. There are no entitlements or claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any of Sellers or the Companies.

3.13 Governmental Licenses and Permits. Schedule 3.13 contains a complete listing of all material permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar authorizations (collectively, the “Licenses”) owned or possessed by the Companies or used by the Companies in the conduct of their Business. Except as indicated on Schedule 3.13, the Companies have obtained all material Licenses which are necessary to conduct their Business as presently conducted. The Companies are in material compliance with the terms and conditions of such Licenses. No loss or expiration of any such Licenses is pending or, to the Knowledge of Sellers, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

3.14 Employees.

(a) Except as set forth on Schedule 3.14(a), no key executive employee and no group of employees or independent contractors of the Companies has provided the Companies of notice of plans to terminate his or her employment or relationship as an independent contractor with the Companies. The Companies have materially complied with and are in material compliance with Applicable Mexican Law relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security. Except as set forth on Schedule 3.14(a), the Companies are not party to or bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. Except as set forth on Schedule 3.14(a), for the previous five years, there has not been, nor, to the Knowledge of Seller, has there been any material threat of, any strike, work stoppage, lockout or labor dispute affecting the Companies. The Companies have not engaged in any labor practice in violation of Applicable Mexican Law. The Companies have not received notice of any organizational effort and, to the Knowledge of Sellers, there has been no organizational effort threatened by or on behalf of any labor union and there have been no union organization or decertification campaigns with respect to employees of any of the Companies. Schedule 3.14(a) sets forth the names of all persons employed or engaged by each of the Companies (including independent contractors) along their positions and whether, and to what extent, the Companies may have a contractual obligation to pay severance upon termination of employment or upon consummation of the transactions contemplated by this Agreement. To the Knowledge of Sellers, none of the employees of the Companies, are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present Business activities of the Companies.

(b) Except as set forth on Schedule 3.14(b), the Companies are not party to any Contract nor do any facts or circumstances exist, under Applicable Mexican Law or otherwise, which would require the Companies to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts, vest any rights to benefits, create a funding obligation or otherwise restrict the Companies’ ability to amend or terminate any Benefit Plan, in each case as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, whether alone or in combination with some other event, to any employee or former employee of any of the Companies.

3.15 Employee Benefit Plans.

(a) Except as set forth on Schedule 3.15, with respect to current or former employees of the Companies, the Companies do not maintain and have not maintained, do not contribute to and have not contributed to, do not have and have not had any obligation to contribute to, do not have and have not had any actual or potential Liability with respect to any deferred compensation or bonus or retirement plans or arrangements or employee welfare benefit plans, stock options or stock purchase plans, or material fringe benefit plans, programs or arrangements whether in writing or oral and whether or not terminated (the “Benefit Plans”).

(b) The Companies have no Benefit Plans subject to any Law other than Applicable Mexican Law and (i) each Benefit Plan is in material compliance with all Applicable Mexican Laws and has been operated in accordance with its terms, (ii) all contributions required to have been made under the Benefit Plans have been timely made and all liabilities thereunder have been properly accrued on the most recent financial statements of the Companies, and (iii) each Benefit Plan is either fully funded or fully insured. There are no unfunded liabilities associated with any Benefit Plan.

(c) None of the Companies nor any other entity treated as a single employer with any of the Companies pursuant to the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), or Section 414 of the Code has, within the past six years, sponsored, contributed to or been required to contribute to a multiemployer pension plan within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA.

3.16 Insurance. Schedule 3.16 lists each insurance policy maintained by or on behalf of the Companies with respect to their properties, assets and business. All of such insurance policies are in full force and effect and all premiums and other payments due from the Companies under such insurance policies have been paid on a timely basis, and the Companies have never been (i) in default with respect to their Liabilities under any such insurance policies or (ii) denied insurance coverage. Except as set forth on Schedule 3.16, the Companies do not have any self-insurance or co-insurance programs. Except as set forth on Schedule 3.16, there are no outstanding unpaid claims under any such insurance policies.

3.17 Officers and Managers; Bank Accounts. Schedule 3.17 lists all officers and managers of each of the Companies, and all bank accounts of the Companies (designating each authorized signatory with respect thereto).

3.18 Affiliate Transactions. Except as disclosed on Schedule 3.18, no officer, manager, employee, member or other Affiliate of the Companies or any individual related by marriage, birth or adoption to any such Person or any entity in which any such Person owns any beneficial interest (each, an “Insider” and, collectively, the “Insiders”) is a party to any Contract or transaction with any of the Companies or which is pertaining to the Business of any of the Companies or has any interest in any property, real, personal or mixed, tangible or intangible, used by the Companies in the conduct of their Business. Schedule 3.18 hereto describes all affiliated services provided to or on behalf of the Companies by Sellers or their Affiliates and to or on behalf of Sellers and such Affiliates by the Companies and all Affiliate transactions or Contracts among any of the Companies and Sellers or their Affiliates (including, in each case, the costs charged to or by the Companies).

3.19 Compliance with Laws.

(a) Except as set forth in Schedule 3.19, each of the Companies is in compliance with Applicable Mexican Law with respect to it and its Business, properties and assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Licenses required for each of the Companies to conduct its Business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Licenses would not have a Material Adverse Effect.

(c) None of the representations and warranties contained in this Section 3.19 shall be deemed to relate to environmental matters (which are governed by Section 3.20), employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.14) or tax matters (which are governed by Section 3.8).

3.20 Environmental Matters. Except as set forth in Schedule 3.20, (i) each Company has materially complied, and remains in material compliance, with the provisions of all Environmental and Safety Requirements applicable to it or any of its owned, leased or operated facilities, sites or other properties, businesses and operations, including those which relate to the reporting by such Person or any Company of any site where any Hazardous Material has been treated, stored, disposed of or otherwise handled; (ii) no Release at, from, in or on any of those facilities, sites and other properties during the Companies ownership of such facilities, sites and other properties has occurred which, if all relevant facts were known to the relevant Governmental Authorities, would require Remediation to avoid deed record notices, restrictions, liabilities or other consequences that would not be applicable if that Release had not occurred and no circumstance exists at any of such facilities, sites or other properties that creates or could reasonably be expected to create any significant threat to human health, property, natural resources or the Environment; (iii) no Company nor any agent or contractor of such Company has transported or arranged for the transportation of any Hazardous Material to, or disposed or arranged for the disposition of any Hazardous Material at, any off-site location that could lead to any claim against any Company, the Business, Buyers or any Subsidiary or Affiliate of Buyers, as a potentially responsible party or otherwise, for any investigation or cleanup costs, Remedial Action, damage to natural resources, personal injury or property damage; (iv) no storage tanks exist in, on or under any of the facilities, sites or other properties owned, leased or operated by any Company from which any Hazardous Material has been Released into the surrounding Environment; (v) no Company is subject to any consent decree or other order of any Governmental Authority related to the conduct of the Business or the condition of any real property owned, leased or occupied by any of the Companies, respecting applicable Environmental and Safety

Requirements, Remedial Action or any Release or threatened Release of any Hazardous Material; and (vi) except for customary financial assurance and site closure obligations, none of the properties or other assets of any of the Companies are encumbered by any Lien arising or imposed under any Environmental and Safety Requirements. Sellers have provided Buyers with copies (or if not available, accurate written summaries) of all environmental or occupational health investigations, studies, audits, reviews and other analyses conducted by or on behalf, or which otherwise are in the possession, of Sellers or the Companies respecting any facility, site or other property of any of the Companies previously owned, leased or operated or presently owns, leases or operates. No Action (a) alleging or demonstrating the actual or potential failure to comply with, or a violation of, or any liability under any Environmental and Safety Requirements, or any liability as a result of any exposure to any Hazardous Material, (b) requesting or mandating investigation, Remediation or cleanup or (c) alleging Release of any Hazardous Material (collectively, “Environmental Claims”) has been made or threatened against any of the Companies; none of Sellers or the Companies has received any notice alleging an Environmental Claim; and no basis for any Environmental Claim exists. The Companies have maintained all environmental and operating documents and records in the manner and for the time periods each applicable Environmental and Safety Requirement requires. Schedule 3.20 lists all Environmental Permits the Companies hold, which are all of the Environmental Permits necessary for the conduct of the Business as currently conducted. Each of those Environmental Permits is valid and in full force and effect, and no material violation thereof has been experienced, noted or recorded, and no event has occurred or circumstance exists which could reasonably be expected to result in a violation and no proceedings are pending or threatened to suspend, modify, cancel, revoke or limit any of them.

3.21 Indebtedness. Except as set forth on Schedule 3.21, the Companies are not subject to any Indebtedness. Schedule 3.21 details the outstanding balance (including accrued and unpaid interest) for each such outstanding item of Indebtedness. Except as set forth on Schedule 3.9, there are no outstanding powers of attorney executed on behalf of the Companies. Except as set forth on Schedule 3.21, the Companies are not a guarantor or otherwise liable for any Indebtedness of any other person, firm or corporation other than endorsements for collection in the Ordinary Course of Business.

3.22 Estimated Permitted Capital Expenditures. Schedule 3.22 sets forth a description of all expenditures, authorizations for expenditures or other commitments to incur capital expenditures that Sellers, as of the date of this Agreement, estimate will constitute Estimated Permitted Capital Expenditures.

3.23 Customers. The Companies have not received any notice that any of their customers has terminated or intends to terminate or materially reduce its business with any of the Companies. Schedule 3.23 sets forth a complete and accurate list of the 10 largest customers of the Companies, taken as a whole (measured by aggregate billings), for the period beginning on January 1, 2017 and ended October 9, 2017.

3.24 Suppliers. The Companies have not received any notice that any of their suppliers of tangible personal property, third-party software or other goods and services has terminated or intends to terminate or materially reduce its business with any of the Companies. Schedule 3.24 sets forth a complete and accurate list of the 10 largest suppliers of tangible personal property, third-party software or other goods and services to the Companies, taken as a whole (measured by the aggregate amount purchased), for the period beginning on January 1, 2017 and ended October 9, 2017.

3.25 Anti-Corruption. No Company and, to the Knowledge of Sellers, no manager, officer, agent, employee or other Person associated with or acting on behalf of any Company, in the course of its actions for, or on behalf of, any Company: (i) made any unlawful contribution, gift, or other unlawful expense relating to political activity; (ii) made any direct or indirect bribe, kickback, rebate, payoff, influence payment, or otherwise unlawfully provided anything of value, to any “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) or domestic government official; or (iii) violated or is in violation of any provision of the FCPA, Ley General de Responsabilidades Administrativas (“LGRA”) or any other applicable anti-bribery statute or regulation. The Companies and, to the Knowledge of Sellers, the Companies’ Affiliates, have conducted their respective businesses in compliance with the FCPA, LGRA and all other applicable anti-bribery statutes and regulations, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.

3.26 Waiver of Other Representations.

(a) EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV, THE COMPANIES MEMBERSHIP INTERESTS AND THE COMPANIES ARE BEING SOLD “AS IS, WHERE IS”.

(b) EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, NEITHER SELLERS NOR THEIR REPRESENTATIVES IS MAKING ANY PROMISE, REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF (I) A COMPANY, (II) THE COMPANIES MEMBERSHIP INTERESTS, (III) TITLE OF A COMPANY IN AND TO ITS ASSETS AND PROPERTIES, (IV) THE CONDITION OF SUCH ASSETS AND PROPERTIES, (V) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF SUCH ASSETS AND PROPERTIES, ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF SUCH ASSETS AND PROPERTIES FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VIII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO SELLERS

Sellers, jointly and severally, represent and warrant as follows:

4.1 Authorization of Transactions.

(a) Sellers have all requisite power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which Sellers are a party and to perform their obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which Sellers are a party have been duly executed and delivered by Sellers and constitute the valid and binding agreements of Sellers, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No other corporate (or equivalent) proceeding or action on the part of Sellers is necessary to approve and authorize Sellers’ execution and delivery of this Agreement or any other Transaction Document to which it is a party or the performance of its obligations hereunder or thereunder.

(b) Neither the execution and the delivery of this Agreement and the other Transaction Documents to which Sellers are a party, nor the consummation of the transactions contemplated hereby and thereby, shall (i) conflict with, result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, or (iv) give any third party the right to terminate or to accelerate any obligation under, the Organizational Documents of any Seller, any Contract to which Sellers are bound or affected, or any applicable statute, regulation, rule, Governmental Order or other restriction of any Governmental Authority to which Sellers are subject; nor shall it result in the creation of any Lien upon the Companies Membership Interests.

4.2 Brokerage. There are no entitlements or claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers.

4.3 Litigation. There are no Actions or Governmental Orders pending or, to Sellers’ Knowledge, threatened against or affecting Sellers at law or in equity, or before or by any Governmental Authority, which would adversely affect Sellers’ performance under this Agreement and the other Transaction Documents to which Sellers’ are a party or the consummation of the transactions contemplated hereby or thereby.

4.4 Membership Interest. Sellers hold of record and own beneficially the membership interests of the Companies Membership Interests set forth opposite Sellers’ name on Schedule 4.4, and at the Closing, Sellers will transfer to Buyers valid ownership title to such Companies Membership Interests, in each case free and clear of any Liens, restrictions on transfer, options, warrants, rights, calls, commitments, proxies or other contract rights, and in a manner satisfactory to Buyers. Except as set forth on Schedule 4.4, Sellers are not a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Capital Interest of any of the Companies (other than this Agreement). Except as set forth on Schedule 4.4, Sellers are not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Capital Interest of any of the Companies.

4.5 Governmental Authorities and Consents. Sellers are not required to submit any notice, report or other filing with any Governmental Authority in connection with their execution or delivery of this Agreement and the other Transaction Documents to which Sellers or any one of them are a party or in connection with the consummation of the transactions contemplated hereby or thereby, except as may be required in connection with the CoFeCe Approval. No consent, approval or authorization of any Governmental Authority is required to be obtained by Sellers or any one of them in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Sellers or any one of them are a party or in connection with the transactions contemplated hereby or thereby, except for such filings as may be required in connection with the CoFeCe Approval.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers, jointly and severally, represent and warrant as follows:

5.1 Organization and Corporate Power. Each Buyer is duly organized, validly existing and in good standing under the Applicable Laws of Mississippi, with full power and authority to enter into this Agreement and the other Transaction Documents to which such Buyer is a party and perform its respective obligations hereunder and thereunder.

5.2 Authorization of Transaction. Buyers have all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other Transaction Documents to which they are a party and to consummate the transactions contemplated hereby and thereby. The Board of Managers of each Buyer has duly approved this Agreement and all other Transaction Documents to which such Buyer is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyers are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which Buyers are a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which Buyers are a party have been duly executed and delivered by Buyers and constitute the valid and binding agreements of Buyers, enforceable against Buyers in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Applicable Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 No Violation. Buyers are not subject or party to any Law, rule or regulation of any Governmental Authority, or any Contract, or any license, franchise or permit, or subject to any Governmental Order, which would be breached or violated by the execution, delivery or performance of this Agreement and the other Transaction Documents to which Buyers are a party.

5.4 Governmental Authorities and Consents. Buyers are not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which Buyers are a party or the consummation of the transactions contemplated hereby or thereby, except as may be required in connection with the CoFeCe Approval. No consent, approval or authorization of any Governmental Authority is required to be obtained by Buyers in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyers are a party or the transactions contemplated hereby or thereby, except for such filings as may be required in connection with the CoFeCe Approval.

5.5 Litigation. There are no Actions or Governmental Orders pending or, to Buyers’ knowledge, threatened against or affecting Buyers at law or in equity, or before or by any Governmental Authority, which would adversely affect Buyers’ performance under this Agreement and the other Transaction Documents to which Buyers are a party or the consummation of the transactions contemplated hereby or thereby.

5.6 Independent Evaluation; Investment Purpose.

(a) Buyers are experienced and knowledgeable operators in businesses similar to the Business. Buyers have had access to the Companies’ facilities, the officers, consultants and other Representatives of the Companies, and the books, records, and files of the Companies relating to the properties and business of the Companies. As of the Closing, (i) Buyers have conducted their own independent investigation of the condition, operation and business of the Companies, and Buyers have been provided access to and an opportunity to review any and all information respecting the Companies, and the Companies’ facilities requested by Buyers in order for Buyers to make its own determination to proceed with the transactions contemplated by this Agreement; (ii) Buyers have solely relied on (A) their own independent due diligence investigation, and (B) the limited representations and warranties made by Sellers in Article III and Article IV and the remedies specifically bargained for herein; and (iii) Buyers have been advised by and has relied on its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction.

(b) Buyers acknowledge that they can bear the economic risk of their investment in the Companies Membership Interests, and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Companies Membership Interests.

(c) Buyers are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended. Buyers are acquiring the Companies Membership Interests solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyers acknowledge that the Companies Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws of the United States, and that the Companies Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations of the United States, as applicable.

5.7 Brokerage. Buyers are solely responsible for, and indemnifies Sellers against, any entitlements or claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyers.

5.8 Financing. Buyers have cash available or has existing borrowing facilities that together are sufficient to enable each of them to make the payments contemplated hereunder and to consummate the transactions contemplated hereby. Buyers acknowledge that their obligations to consummate the transactions contemplated by this Agreement are not subject to any financing contingency or condition.

5.9 Waiver of Other Representations. BUYER HEREBY REPRESENTS, WARRANTS AND AGREES THAT BUYER IS EXPRESSLY NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF SELLERS NOR THEIR REPRESENTATIVES, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN PURCHASING THE COMPANIES MEMBERSHIP INTERESTS, BUYERS ACCEPT THE ASSETS AND PROPERTIES OF THE COMPANIES “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV, EACH AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR LIMITATIONS ON REMEDIES SET FORTH IN THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 5.9, TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN THIS AGREEMENT, WERE SPECIFICALLY BARGAINED FOR BETWEEN BUYER AND SELLERS AND WERE TAKEN INTO ACCOUNT BY BUYER AND SELLERS IN ARRIVING AT THE PURCHASE PRICE. BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING AND AGREES, REPRESENTS AND WARRANTS THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS” AND THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER OKLAHOMA LAW.

ARTICLE VI

INDEMNIFICATION

6.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than representations and warranties in Section 3.8, Section 3.14, Section 3.20, Seller Fundamental Representations and Buyer Fundamental Representations) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date. The representations and warranties in Section 3.8 shall survive until 90 days after the expiration of the applicable statute of limitations. The representations and warranties in Section 3.14 shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date. The representations and warranties in Section 3.20 shall survive the Closing and shall remain in full force and effect until the date that is three years from the Closing Date. The Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing and shall remain in full force and effect indefinitely, subject to any applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

6.2 Indemnification by Sellers. Subject to the other terms and conditions of this Article VI, Sellers, jointly and severally, shall indemnify Buyers against, and shall hold Buyers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyers based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of any Seller Fundamental Representations and the representations and warranties set forth in Section 3.8;

(b) any inaccuracy in or breach of the other representations or warranties of Sellers contained in this Agreement;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement;

(d) the Excluded Assets;

(e) the Energy Reform Business;

(f) any liability relating to the incentive plans set forth on Schedule 2.4(b)(xiii) relating to the period on or prior to the Closing Date; or

(g) any liability relating to the matters set forth on Schedule 6.2(g).

6.3 Indemnification by Buyers. Subject to the other terms and conditions of this Article VI, Buyers, jointly and severally, shall indemnify Sellers against, and shall hold Sellers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any Buyer Fundamental Representation;

(b) any inaccuracy in or breach of any of the other representations or warranties of Buyers contained in this Agreement;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyers pursuant to this Agreement; or

(d) the ownership and operation of the Companies after the Effective Time.

6.4 Certain Limitations. The Party making a claim under this Article VI is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”. The indemnification provided for in Section 6.2 or Section 6.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.2(b) or Section 6.3(b) (other than indemnification for any inaccuracy or breach of the representations and warranties in Section 3.8), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.2(b) (other than indemnification for any inaccuracy or breach of the representations and warranties in Section 3.8) and Section 6.3(b) exceeds 0.75% of the Base Cash Consideration (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 6.2(b) (other than indemnification for any inaccuracy or breach of the representations and warranties in Section 3.8) or Section 6.3(b), as the case may be, the Indemnifying Party shall not be liable for any individual Losses which do not exceed US $10,000 (which Losses shall not be counted toward the Deductible).

(b) Other than indemnification pursuant to Article VIII, the Indemnified Parties shall not be indemnified pursuant to Section 6.2(b), Section 6.2(c), Section 6.3(b) or Section 6.3(c), as the case may be, with respect to any Loss if the aggregate amount of all Losses for which such Indemnified Parties have received indemnification pursuant Section 6.2(b) and Section 6.2(c), or Section 6.3(b) and Section 6.3(c), as applicable, has exceeded 15% of the Base Cash Consideration.

(c) Payments by an Indemnifying Party pursuant to Section 6.2 or Section 6.3 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Companies) in respect of any such claim (other than, in the case of any Buyer Indemnified Party, any representations and warranties insurance policy relating to this Agreement for the benefit of Buyers). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages (except to the extent that such damages are the reasonably foreseeable result of the applicable breach of this Agreement), except in the case of fraud or willful misconduct or to the extent actually awarded to a Governmental Authority or other third party.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(f) Given the provisions above concerning the Deductible, when determining (i) whether an inaccuracy in or breach of any representation or warranty contained herein exists and (ii) the amount of Losses that arise out of such inaccuracy or breach, any qualification as to “materiality” or “material adverse effect” (including the word “material” or “Material Adverse Effect”) shall be disregarded (except as used in the defined term “Material Contract” and in Section 3.6(a)).

6.5 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Within 30 days after receipt of any such notice, or, if shorter, the deadline by which a response is required to respond to the related Third-Party Claim under Law, the Indemnifying Party must notify the Indemnified Party in writing (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VI with respect to that Third-Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third-Party Claim and whether the Indemnifying Party elects to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel. The Indemnifying Party shall have the right to participate in the defense of any Third-Party Claim at the Indemnifying Party’s expense, and the Indemnified Party shall provide reasonable cooperation in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject, if applicable, to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.5(b), pay, compromise or defend against such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 7.6) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not agree to settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.5(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and without admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or any Affiliate of any Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the

Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30 day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, such Direct Claim specified in such notice shall be deemed a Liability of the Indemnifying Party. If the Indemnifying Party timely disputes such Direct Claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction on the terms and subject to the provisions of this Agreement.

(d) Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.6 Exclusive Remedies. The Parties acknowledge and agree that, except as provided in Section 7.7(b), their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.6 shall limit any Person’s right to seek any remedy on account of intentional fraud or willful misconduct by any Person.

ARTICLE VII

COVENANTS

7.1 Operation of the Companies.

(a) From the date of this Agreement through the Closing, except as (i) otherwise provided in this Agreement, (ii) required by Law, or (iii) consented to in writing by Buyers, Sellers shall cause the Companies to operate their businesses in the Ordinary Course of Business.

(b) Until the Closing and notwithstanding anything to the contrary contained herein but subject to the remainder of this Section 7.1(b), the Companies, or Sellers on behalf of the Companies, may pay or incur Estimated Permitted Capital Expenditures. Without first obtaining the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall not, and Sellers shall cause the Companies not to pay or incur any liability for any capital expenditures that do not constitute Estimated Permitted Capital Expenditures, except that Companies may, and the Sellers may cause the Companies to, incur or pay capital expenditures to repair the Companies’ real, personal or mixed assets as a result of a casualty, an emergency related to those assets or to maintain those assets in the Ordinary Course of Business.

(c) From the date of this Agreement through the Closing, except as required by Applicable Mexican Law or the terms of any Benefit Plan, the Companies shall not, without the prior written consent of Buyers (i) grant to any employee, officer or manager of the Companies any increase in compensation or pay any bonus or other benefit, (ii) establish, adopt or enter into any agreement that would constitute Benefit Plans, any collective bargaining agreement, or other labor union agreement, or amend any Benefit Plans, collective bargaining agreement of other labor union agreement or (iii) grant any severance or termination pay. Notwithstanding the forgoing, the Companies may increase the salaries of the employees of the Companies in a single company-wide raise not to exceed 4%.

(d) Until the Closing, Sellers shall not, and shall cause the Companies not to, sell, transfer, lease or dispose of any assets material to the Companies and their Subsidiaries, taken as a whole, without the prior written consent of Buyers, except for (i) sales of Inventory in the Ordinary Course of Business or (ii) the transfer of the cash and cash equivalents of the Companies, the Excluded Proprietary Rights and the other Excluded Assets to be transferred and assigned to Sellers or their assignees. For the avoidance of doubt, the Parties acknowledge and agree that Sellers shall have the right to cause the Companies to declare a dividend prior to Closing to cause the distribution of all cash and cash equivalents to Sellers as of the Closing Date.

(e) Until the Closing, Sellers shall not, and shall cause the Companies not to (i) make or rescind any election relating to Taxes of any Company, including elections for any joint venture, partnership, limited liability company or other investment, (ii) settle or compromise any Action relating to Taxes of any Company for an amount that exceeds the amount reserved, in accordance with GAAP, with respect thereto, (iii) change any methods of reporting any item of any Company for Tax purposes from those employed in the preparation of such Company’s Tax Returns for the most recent taxable year for which a Tax Return has been filed, (iv) change any annual Tax accounting period of any Company, (v) surrender any right to claim any Tax refund of any Company, (vi) file any amended Tax Return of any Company, or (vi) extend the statute of limitations with respect to any tax period for any Company.

7.2 Mexican Federal Economic Competition Commission.

(a) Each Party shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica) in connection with the transactions contemplated by this Agreement (the “CoFeCe Approval”). Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking CoFeCe Approval. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of CoFeCe Approval. In connection with the filing required to be made to secure CoFeCe Approval and proceedings before the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica), the Parties agree that (i) they shall engage Baker McKenzie to represent the Parties, (ii) Buyers, on the one hand, and Sellers, on the other hand, shall each pay 50% of the filing fee payable to the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica), (iii) Buyers, on the one hand, and Sellers, on the other hand, shall each pay 50% of the fees, costs and expenses of Baker McKenzie associated with the CoFeCe Approval, and (iv) each Party shall bear the fees, costs and expenses of its other legal counsel and any other professional advisors.

(b) Without limiting the generality of Buyers’ undertaking pursuant to Section 7.2(a), the Parties agree to use their commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as possible; provided, however, that nothing contained in this Section 7.2 shall require, or be construed to require, Buyers or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyers, the Companies or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyers of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

7.3 Press Releases and Announcements. After the date hereof through the Closing Date, the Parties may make a public announcement regarding the transactions to be consummated hereunder; provided that, prior to such announcement, the timing, form and content of such announcement is approved in writing by Buyers, on the one hand, and Sellers, on the other hand, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly traded securities.

7.4 Further Transfers. From and after the Closing, Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyers may reasonably request to effect, consummate, confirm or evidence the transfer to Buyers of the Companies Membership Interests, and any other transactions contemplated hereby. If and as required after the Closing, Buyers shall execute and deliver, or cause the Companies to execute and deliver, such further instruments of conveyance and transfer and take such additional action as Sellers may reasonably request to effect, consummate, confirm or evidence the transfer to the Sellers, or the entities designated by the Sellers, of the Excluded Assets.

7.5 Expenses. Except as otherwise provided herein, Buyers and Sellers shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

7.6 Confidentiality.

(a) Each Party acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyers pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.6 shall nonetheless continue in full force and effect. At the Closing, the Confidentiality Agreement shall terminate.

(b) Each Seller acknowledges that such Seller has or may have had in the past, currently has and in the future may have access to Confidential Information of the Companies and the Business. Each Seller agrees that, from and after the Closing, such Seller will keep confidential all such Confidential Information and, except with the specific prior written consent of Buyers, will not disclose any of such Confidential Information to any Person; provided, however, that, for purpose of this

Section 7.6, Confidential Information does not include such information as (i) becomes known to the public generally through no fault of any Seller or (ii) is required to be disclosed by any Law or the order of any Governmental Authority under color of law, provided, that prior to the disclosure by any Seller of any information under this clause (ii), such Seller will give prior written notice thereof to Buyers and provide Buyers with the opportunity to contest that disclosure.

(c) Notwithstanding the foregoing, a Party or its Affiliates may issue an announcement or statement regarding this Agreement and/or file this Agreement with the Securities and Exchange Commission, but only to the extent the same may be required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such announcement or statement or make such filing shall use its reasonable efforts to consult in good faith with the other Party before such issuance or filing and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner and content of disclosure.

7.7 Non-Compete.

(a) Each Seller agrees, on behalf of itself and its Affiliates, that such Seller will not, during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, directly or indirectly (through any Affiliate, Person or otherwise), for any reason, for such Seller’s own account or on behalf of or together with any other Person:

(i) call on, solicit or perform services for any Person that at that time is, or at any time within two years prior to that time was, a customer or supplier of the Companies within Mexico, for the purpose of soliciting or selling any product or service in competition with the Companies or the Business within Mexico of the type and method offered by the Companies on the Closing Date, or attempt to induce any such customer or supplier to terminate any Contract or otherwise divert from the Companies any trade or business of the type provided by the Companies on the Closing Date being conducted by any such customer or supplier with the Companies, or otherwise attempt to influence any present, prospective or past customer or supplier of the Companies to discontinue, reduce the extent of, or not conduct business with Buyers or the Companies;

(ii) use any of the Excluded Proprietary Rights in Mexico; or

(iii) call on, recruit or otherwise solicit or seek to hire or employ any natural person who is at that time an employee, contractor, subcontractor, consultant or sales or other agent of Buyers or any Affiliate of Buyers (including, after the Closing, the Companies) who was on the Closing Date an employee of any of the Companies in any capacity, or to otherwise induce or influence any such employee, contractor, subcontractor, consultant or sales or other agent to discontinue such employment, contractor, subcontractor, consulting or agency relationship with Buyers or any Affiliate of Buyers (including, after the Closing, the Companies), or hire or employ any such person; provided, that, notwithstanding the foregoing, (A) the foregoing restrictions in this Section 7.7(a)(iii) shall not prohibit calling on, recruiting or otherwise seeking to hire or employ any contractor who routinely provides services to multiple customers other than Buyers or any Affiliate of Buyers (including, after the Closing, the Companies) and (B) the foregoing restrictions in this Section 7.7(a)(iii) shall not prohibit general solicitations for employment in newspaper, magazines or over the internet, in each case only if not specifically directed toward any such employee, contractor, subcontractor, consultant or sales or other agent of Buyers or any Affiliate of Buyers (including, after the Closing, the Companies);

provided, however, that notwithstanding the foregoing, nothing in this Section 7.7 shall in any prohibit or otherwise restrict Sellers and their Affiliates from (A) operating the Excluded Assets in any jurisdiction consistent with past practice, (B) conducting the Energy Reform Business or doing business with any customer, client, supplier or other third party in connection with the Energy Reform Business, including, without limitation, any customer, client, supplier and third party engaged in the liquid asphalt business in Mexico, or (C) conducting any business or operation in the United States or doing business with any customer, client, supplier or other third party in connection with such business or operation in the United States, including, without limitation, any customer, client, supplier and third party engaged in the liquid asphalt business in Mexico.

(b) If the Sellers breach their obligations under Section 7.7(a)(iii) (the “Non-Solicit Breach”), the Sellers shall pay to the Buyers an amount equal to 80% of the total annual compensation paid by Buyers or any Affiliate of Buyers (including, after the Closing, the Companies) to the applicable employee, contractor, subcontractor, consultant or sales or other agent (the “Liquidated Damages”). The Parties intend that the Liquidated Damages constitute compensation, and not a penalty. The Parties acknowledge and agree that the Buyers’ harm caused by a Non-Solicit Breach would be impossible or very difficult to accurately estimate as of the date hereof, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from a Non-Solicit Breach. The Sellers’ payment of the Liquidated Damages is the Sellers’ sole liability and entire obligation and the Buyers’ exclusive remedy for any Non-Solicit Breach.

(c) The Parties each agree that this Section 7.7 imposes a reasonable restraint on each Seller in light of the activities and business of the Companies on the date hereof and the current business plans of Buyers.

(d) The covenants in this Section 7.7 are severable and separate, and the unenforceability of any specific covenant in this Section 7.7 is not intended by any Party to, and will not, affect the provisions of any other covenant in this Section 7.7. If any court of competent jurisdiction determines that the scope, time or territorial restrictions set forth in this Section 7.7 are unreasonable as applied to each Seller, the Parties, including each Seller, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby will be reformed to fullest extent possible to effect the intent of the Parties hereunder.

(e) All the covenants in this Section 7.7 are intended by each Party to, and will, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of either Seller against Buyers, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyers of any covenant contained in Section 7.7. It is specifically agreed that the time periods specified in this Section 7.7 will be computed by excluding from that computation any time during which the Sellers are in violation of any provision of this Section 7.7. The covenants contained in this Section 7.7 will not be affected by any breach of any other provision hereof by any Party.

(f) Sellers hereby agree that this Section 7.7 is a material and substantial part of the transactions contemplated by this Agreement.

7.8 Exclusivity.

(a) In consideration of the substantial expenditures of time, effort and money to be undertaken by Buyers in connection with the preparation and execution of this Agreement and its due diligence investigations, each Seller hereby agrees that for the period commencing on the date of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement in accordance with its terms, no Seller shall, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b) In addition to the other obligations under this Section 7.8, each Seller shall promptly (and in any event within three days after receipt thereof by such Seller or its Representatives) advise Buyers orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Each Seller agrees that the rights and remedies for noncompliance with this Section 7.8 shall include having such provision specifically enforced by any court having equity jurisdiction (subject to the limitations set forth in Section 10.9 and Section 10.11), it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyers and that money damages would not provide an adequate remedy to Buyers.

7.9 Access.

(a) Between the date hereof and the Closing Date, Sellers and the Companies shall, upon written request of Buyers (which may be by e-mail to a Representative designated by Sellers), grant Buyers reasonable access to the assets and records of Sellers and the Companies for the purpose of conducting reasonable due diligence and integration review, but only to the extent that Buyers may do so, and to the extent that Sellers and the Companies have the authority to grant such access, without breaching any Law or binding agreement entered into prior to the date of this Agreement. Notwithstanding the foregoing, no invasive inspection or sampling of soil or materials shall be performed without the prior written consent of Sellers, which may be withheld in its sole and absolute discretion. Buyers shall, to the extent they are granted access, abide by the Companies’ safety rules, regulations, and operating policies while conducting its due diligence and integration planning evaluation.

(b) The access granted to Buyers under this Section 7.9 shall be limited to the Companies’ normal business hours, and the investigation shall be conducted in a manner that minimizes interference with the operation of the Companies. Buyers shall coordinate their access rights with Sellers to reasonably minimize any inconvenience to or interruption of the conduct of the businesses of the Companies or Sellers.

(c) Buyers acknowledge that, pursuant to their right of access, Buyers may become privy to confidential and other information of Sellers and the Companies and that such confidential information shall be held confidential by Buyers in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.

(d) In connection with the rights of access, examination and inspection granted to Buyers under this Section 7.9, BUYERS HEREBY AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS AND THE COMPANIES FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, PHYSICAL PROPERTY DAMAGE OR VIOLATION OF THE COMPANIES’ RULES, REGULATIONS OR OPERATING POLICIES WHICH ARE PROVIDED TO BUYERS PRIOR TO THE APPLICABLE INSPECTION, TO THE EXTENT ARISING OUT OF OR RESULTING FROM ANY ACT OR OMISSION OF BUYERS OR THEIR AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY THE INSPECTING PARTY PURSUANT TO THIS SECTION 7.9.

7.10 Use of Companies’ Names; Removal of Decals, Logos and Signs. No later than 90 days after the Closing Date, Buyers shall (a) take all actions to change the name of each of the Companies so that the word “SemMexico”, “SemMaterials” or “Sem” does not appear therein, and (b) cease to use and shall remove or cause to be removed the names and marks used by SemGroup Corporation and its subsidiaries and all variations and derivations thereof and logos relating thereto from the Owned Properties, Leased Properties and personal property of each of the Companies and shall not thereafter make any use whatsoever of such names, marks, and logos whether as identification for the Owned Properties, the Leased Properties or the personal property of the Companies or in connection with documentation and correspondence relating thereto, except as may be necessary to complete the transaction contemplated by this Agreement and any consents related thereto. In the event that Buyers have not completed such name change and removal within the 90-day period after the Closing Date, Sellers shall have the right, but not the obligation, to cause such name change and removal and Buyers shall reimburse Sellers for any costs or expenses reasonably incurred by Sellers in connection therewith.

7.11 Employment Matters. To the extent required by Applicable Mexican Law, Buyers will replicate existing terms and conditions of employment for all employees of the Companies as of the Closing Date. Except as required by Applicable Mexican Law, the terms and conditions of employment of any employees of the Companies following the Closing Date, and the duration of such employment, will be determined by Buyers in their sole discretion.

7.12 Manager and Officer Insurance.

(a) The Companies shall, and Sellers shall cause the Companies, at the Buyers’ expense, to obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the officers or managers (or other similar positions) of the Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); provided, however, that the Companies shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof.

(b) The obligations of Buyers and the Companies under this Section 7.12 shall not be terminated or modified in such a manner as to adversely affect any officer or manager (or other similar position) to whom this Section 7.12 applies without the consent of such affected officer or manager (or other similar position) (it being expressly agreed that the officer or manager (or other similar position) to whom this Section 7.12 applies shall be third-party beneficiaries of this Section 7.12, each of whom may enforce the provisions of this Section 7.12).

7.13 Transition Services.

(a) Sellers agree to provide, or to cause their Affiliates to provide, Buyers with the services set forth on Schedule 7.13(a) for a period of up to six months following the Closing Date. Buyers agree to promptly reimburse Sellers for all reasonable out-of-pocket costs incurred in connection with providing services under this Section 7.13(a). Buyers shall indemnify, defend and hold harmless Sellers from any Losses arising in connection with the provision of services under this Section 7.13(a), except to the extent resulting from the gross negligence or willful misconduct of Sellers.

(b) Buyers agree to provide, or to cause their Affiliates to provide, Sellers with the services set forth on Schedule 7.13(b) for a period of up to six months following the Closing Date. Sellers agree to promptly reimburse Buyers for all reasonable out-of-pocket costs incurred in connection with providing services under this Section 7.13(b). Sellers shall indemnify, defend and hold harmless Buyers from any Losses arising in connection with the provision of services under this Section 7.13(b), except to the extent resulting from the gross negligence or willful misconduct of Buyers.

7.14 Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which Sellers become aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the condition set forth in Section 2.5(a) have been satisfied; provided, however, that if the matters disclosed in such Schedule Supplement would give rise to the Buyers having a right to terminate this Agreement pursuant to Section 9.1(c) and Buyers do not elect to terminate this Agreement within five Business Days of their receipt of such Schedule Supplement, then Buyers shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

7.15 Contribution of Proprietary Rights. Sellers shall contribute, or shall cause their Affiliates to contribute, to the Companies the Proprietary Rights set forth on Schedule 7.15 on or prior to the Closing Date.

ARTICLE VIII

TAX MATTERS

8.1 Tax Covenants.

(a) Each Party shall be responsible for calculating, filing and paying their corresponding Taxes arising from the transactions contemplated in this Agreement. Pursuant to Articles 153 and 161 and other applicable articles of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) the Parties hereto agree that Sellers have chosen to pay the income Taxes through a designated agent pursuant to Article 161, sixth paragraph, of the Mexican Income Tax Law, and therefore, no Taxes shall be withheld by Buyers upon payment of the Estimated Closing Purchase Price.

(b) Except as provided in Section 8.1(c), Sellers shall bear sole responsibility for payment of, and shall indemnify and hold harmless Buyers and their Affiliates (including, after the Closing Date, the Companies) against, all Taxes (except for Taxes, if any, taken into account in computing the Final Closing Purchase Price) imposed on the Companies, with respect to any assets of the Companies, or with respect to the Companies Membership Interests for (i) all taxable periods ending on or prior to the Closing Date (ii) the portions of all Straddle Periods ending on the Closing Date and (iii) all taxable periods, whether ending prior to, on or after the Closing Date, with respect to the Excluded Assets.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other transfer Taxes incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne equally between Buyers and Sellers and paid by Buyers and Sellers when due. The Party required by Law to file Tax Returns relating to such Taxes shall prepare and timely file any such Tax Return (and the other Parties shall cooperate with respect thereto as necessary).

(d) Buyers shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Companies after the Closing Date with respect to Taxes from the period before Closing. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyers to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Sellers object to any item on any such Tax Return on the basis that the item is not reflected in a manner consistent with the previous sentence, Sellers shall, within ten days after delivery of such Tax Return, notify Buyers in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyers and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyers and Sellers are unable to reach such agreement within ten days after receipt by Buyers of such notice, the disputed items shall be resolved by the Independent Auditor and any determination by the Independent Auditor shall be final. The Independent Auditor shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Auditor is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyers and then amended to reflect the Independent Auditor’s resolution. The costs, fees and expenses of the Independent Auditor and any fees or penalties related to an amendment shall be borne equally by Buyers and Sellers. The preparation and filing of any Tax Return of the Companies for a Post-Closing Tax Period that does not relate to Taxes from the period before closing shall be exclusively within the control of Buyers.

8.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Companies shall be terminated as of the Closing Date and, after such date, none of the Companies, Sellers or Seller’s Affiliates shall have any further rights or liabilities thereunder.

8.3 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Taxes from the period ending on the Closing Date for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

8.4 Contests. Buyers agree to give written notice to Sellers of the receipt of any written notice by the Companies, Buyers or any of Buyers’ Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyers pursuant to this Article VIII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyers’ right to indemnification hereunder. No Tax Claim shall be subject to the limitation on indemnity set forth in Section 6.4(a) or Section 6.4(b). Buyers shall control the contest or resolution of any Tax Claim; provided, however, that Buyers shall obtain the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided further, that Sellers shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which counsel shall be borne solely by Sellers.

8.5 Cooperation. Sellers and Buyers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VIII or in connection with any audit or other proceeding in respect of Taxes of the Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyers shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date, Sellers or Buyers (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

8.6 Purchase Price Allocation. No later than 60 days after the Closing Date, Buyers shall prepare and deliver to Sellers for their review and comment a statement setting forth allocation of the sum of the relevant portion of the Purchase Price (and Liabilities or any other items treated as consideration for U.S. federal income tax purposes) of the Companies among the relevant Company assets, which allocation shall be made in accordance with Section 1060 of the Code and all applicable U.S. Treasury regulations (the “Allocation”). Sellers shall notify Buyers in writing within 30 days after receipt of the Allocation of any reasonable objections Sellers may have with the Allocation, in which case Buyers and Sellers shall negotiate in good faith to reach agreement on the Allocation. The Allocation finally determined pursuant to agreement of the Parties, if any, shall be used by the Parties (and, as relevant, their Affiliates) for all purposes, including preparation and filing of IRS Form 8594, and no Party or its Affiliates shall take or assert any position inconsistent with the final Allocation except to the extent required by Law or to reflect further adjustments to the Purchase Price.

ARTICLE IX

TERMINATION

9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of Buyers and Sellers as evidenced in writing signed by each of Buyers and Sellers;

(b) by Sellers, if Buyers shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Buyers shall have become untrue, in any case such that the conditions set forth in Section 2.6 would not be satisfied (assuming for purposes of this Section 9.1(b) that the references in Section 2.6 to “Closing Date” mean the date of termination pursuant to this Section 9.1(b)), and such breach shall not be curable, or, if curable, shall not have been cured within 30 days after written notice of such breach is given to Buyers by Sellers; provided, however, that Sellers may not terminate this Agreement under this Section 9.1(b) if either Seller is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Buyers would then be entitled to terminate this Agreement under Section 9.1(c) (without giving effect to the proviso in Section 9.1(c));

(c) by Buyers, if any Seller shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of either Seller shall have become untrue, in any case such that the conditions set forth in Section 2.5 would not be satisfied, or if any event, transaction, condition, circumstance or change has occurred such that the condition set forth in Section 2.5(d) would not be satisfied (assuming for purposes of this Section 9.1(c) that the references in Section 2.5 to “Closing Date” mean the date of termination pursuant to this Section 9.1(c)), and such breach shall not be curable, or, if curable, shall not have been cured within 30 days after written notice of such breach is given to Sellers by Buyers; provided, however, that Buyers may not terminate this Agreement under this Section 9.1(c) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Sellers would then be entitled to terminate this Agreement under Section 9.1(b) (without giving effect to the proviso in Section 9.1(b));

(d) by either Buyers or Sellers if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e) by either Buyers or Sellers, if the transactions contemplated hereby have not been consummated by May 30, 2018; provided, however, that neither Buyers nor Sellers will be entitled to terminate this Agreement pursuant to this Section 9.1(e) if such Person’s breach of any representation, warranty or covenant contained in this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

If Buyers or Sellers propose to terminate this Agreement pursuant to this Section 9.1, Buyers or Sellers, as applicable, shall provide written notice to the other of such termination, which notice shall include a statement describing in reasonable detail the breach or other circumstances giving rise to such termination, together with supporting documentation.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect and no Party shall have any further right or obligation under this Agreement, except (a) that nothing herein shall relieve a Party from any liability for any Willful Breach of this Agreement, (b) under the Confidentiality Agreement, which shall continue in full force and effect and (c) under the provisions of Section 7.8, this Section 9.2, Article X and the applicable definitions relating to the foregoing provisions, which shall continue in full force and effect. For purposes of this Section 9.2, “Willful Breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching Party with the knowledge that the taking of such act (or the failure to take such act) would cause a material breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Buyers and Sellers. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

10.2 Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one Business Day after deposit with FedEx (or similar overnight courier service) for delivery on an overnight basis or when telecopied (with hard copy to follow). Notices, demands and communications any of the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number of such Party indicated below:

Notices to Sellers:	with copies to:
(which shall not constitute notice to Sellers)
SemMaterials, L.P.
SemMexico, L.L.C.	Conner & Winters, L.P.
6120 South Yale Avenue, Suite 1500	4000 One Williams Center
Tulsa, OK 74136	Tulsa, OK 74172-0148
Attention: General Counsel	Attention: J. Ryan Sacra
Facsimile: (918) 524-8687	Facsimile No.: (918) 586-8628
E-mail: slindberg@semgroupcorp.com	E-mail: rsacra@cwlaw.com

Notices to Buyers:	with copies to:
(which shall not constitute notice to Buyers or,
following the Closing, the Companies)
Mailing Address:
c/o Ergon Asphalt & Emulsions, Inc.	Mailing Address:
P.O. Box 1639	Watson Heidelberg Jones PLLC
Jackson, MS 39215	P.O. Box 23546
Jackson, MS 39225
Physical Address:
c/o Ergon Asphalt & Emulsions, Inc.	Physical Address:
2829 Lakeland Drive	Watson Heidelberg Jones PLLC
Flowood, MS 39232	2829 Lakeland Drive, Suite 1502
Flowood, MS 39232

10.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Sellers or Buyers (except by operation of Law) without the prior written consent of Sellers and Buyers. Notwithstanding the immediately preceding sentence, without the prior written consent of Sellers, each Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates; (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyers, the Companies, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyers or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of Buyers, the Companies, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise). Notwithstanding anything contained in this Section 10.3, no assignment permitted by this Agreement shall release Buyers from any of its obligations contained herein.

10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.5 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The “Disclosure Schedules” means all of the Schedules referenced herein. Any items listed or described in one Schedule of the Disclosure Schedules shall be deemed to have been set forth in all other applicable Schedules of the Disclosure Schedules where such disclosure would be appropriate and the relevance of the disclosure to such other Schedules of the Disclosure Schedules is reasonably apparent on its face. Each of the Parties acknowledges and agrees that the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Buyers and the disclosure by Sellers of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by Sellers or the Companies that the matter is material. In addition, the inclusion of information in the Disclosure Schedules shall not be construed as an admission of Liability to any third party with respect to the matters covered by such information. Each of the Parties acknowledges and agrees that any Purchase Price adjustments as a result of the application of any provision of this Agreement or any other of the Transaction Documents do not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement or any other Transaction Document or pursuant to any Applicable Law. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others.

10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the Applicable Law of the State of Oklahoma, United States of America, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of Oklahoma.

10.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

10.11 CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN TULSA COUNTY, OKLAHOMA, UNITED STATES OF AMERICA. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.

10.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each Party (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

10.13 Delivery by Facsimile and Portable Document Format. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or in portable document format (“PDF”), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any other Transaction Documents, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any other Transaction Documents shall raise the use of a facsimile machine or PDF to deliver a signature or the fact that any signature or Transaction Document was transmitted or communicated through the use of facsimile machine or PDF as a defense to the formation of a Contract and each such Party forever waives any such defense.

10.14 Drafting. The Parties hereto acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no Law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against a Party hereto because one is deemed to be the author thereof.

10.15 Limited Guaranty.

(a) Buyers Parent (i) is duly organized, validly existing, and in good standing under the laws of the state of Mississippi and (ii) has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyers Parent and constitutes the valid and binding agreement of Buyers Parent, enforceable against Buyers Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Buyers Parent hereby unconditionally and irrevocably guarantees to Sellers the performance in full by Buyers of the obligations of Buyers hereunder, including the obligations under Article VI and Article VII, up to a maximum amount of $55,000,000, for a period (the “Buyers Parent Guaranty Period”) beginning on the date of this Agreement and terminating on the third anniversary of the Closing Date; provided, however, that the Buyers Parent Guaranty Period shall continue after such third anniversary solely with respect to any indemnification claim for which notice has been given prior to such third anniversary until the resolution of such claim. Buyers Parent hereby waives all defenses as a surety including notice, and agrees that its obligations under this Section 10.15(b) shall not be impaired, diminished or discharged by any extension of time granted by Sellers, by any course of dealing between the parties, or by any events or circumstances which might operate to discharge a guarantor. Buyers Parent shall remain liable on its obligations hereunder until the expiration of the Buyers Parent Guaranty Period. Subject to the foregoing provisions of this Section 10.15(b), Buyers Parent waives the right to require Sellers to first proceed against Buyers with respect to any dispute, controversy, or claim arising out of or related to this Agreement, and agrees that any such dispute, controversy, or claim may be brought directly against Buyers Parent, Buyers, or against any one or more of them.

(c) Sellers Parent (i) is duly organized, validly existing, and in good standing under the laws of the state of Delaware and (ii) has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Sellers Parent and constitutes the valid and binding agreement of Sellers Parent, enforceable against Sellers Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) Sellers Parent hereby unconditionally and irrevocably guarantees to Buyers the performance in full by Sellers of the obligations of Sellers hereunder, including the obligations under Article VI and Article VII, up to a maximum amount of $55,000,000, for a period (the “Sellers Parent Guaranty Period”) beginning on the date of this Agreement and terminating on the third anniversary of the Closing Date; provided, however, that the Sellers Parent Guaranty Period shall continue after such third anniversary solely with respect to any indemnification claim for which notice has been given prior to such third anniversary until the resolution of such claim. Sellers Parent hereby waives all defenses as a surety including notice, and agrees that its obligations under this Section 10.15(d) shall not be impaired, diminished or discharged by any extension of time granted by Buyers, by any course of dealing between the parties, or by any events or circumstances which might operate to discharge a guarantor. Sellers Parent shall remain liable on its obligations hereunder until the expiration of the Sellers Parent Guaranty Period. Subject to the foregoing provisions of this Section 10.15(d), Sellers Parent waives the right to require Buyers to first proceed against Sellers with respect to any dispute, controversy, or claim arising out of or related to this Agreement, and agrees that any such dispute, controversy, or claim may be brought directly against Sellers Parent, Sellers, or against any one or more of them.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the date first written above.

BUYERS:

ERGON ASFALTOS MEXICO HC, LLC

By:	/s/ J. Baxter Burns, II
Name: J. Baxter Burns, II
Title: President

ERGON MEXICO HC, LLC

By:	/s/ J. Baxter Burns, II
Name: J. Baxter Burns, II
Title: President

BUYERS PARENT:

For the limited purposes set forth in Section 10.15:

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
Name: J. Baxter Burns, II
Title: President

[Signature Page to Membership Interest Purchase Agreement]

SELLERS:

SEMMATERIALS, L.P.

By: SemOperating G.P., L.L.C., its general partner

By:	/s/ Carlin G. Conner
Name: Carlin G. Conner
Title: Chief Executive Officer

SEMMEXICO, L.L.C.

By:	/s/ Carlin G. Conner
Name: Carlin G. Conner
Title: Chief Executive Officer

SELLERS PARENT:

For the limited purposes set forth in Section 10.15:

SEMGROUP CORPORATION

By:	/s/ Carlin G. Conner
Name: Carlin G. Conner
Title: Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]